UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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HANCOCK HOLDING COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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March 10, 2016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
___________________

To our Shareholders:

Hancock Holding Company (the Company) will hold its Annual Meeting of Shareholders on Thursday, April 21, 2016, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi, for the following purposes:

1.	To elect six directors to serve until the 2019 annual meeting;
2.	To approve, on an advisory basis, the compensation of our named executive officers; and
3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2016.

Only holders of record of shares of our common stock at the close of business on February 29, 2016 are entitled to notice of, and to vote at, the meeting or any adjournment thereof.  We direct your attention to the attached proxy statement for more complete information regarding the matters to be acted upon at the annual meeting.

Your vote is important, whether or not you expect to attend the meeting. If voting by mail, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope. No postage is required if mailed in the United States. You may later revoke your proxy and vote in person.

By order of the Board of Directors,

James B. Estabrook, Jr. Chairman of the Board	John M. Hairston President & CEO

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on April 21, 2016:
The notice of annual meeting, proxy statement, proxy card and the 2015 annual report for the period ending December 31, 2015, are available at http://hancockbank.com/annualmeeting.

2016 PROXY STATEMENT SUMMARY
This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.
2016 Annual Meeting Information (see pages 3 - 7)

Date:                 Thursday, April 21, 2016
Time:                 10:00 a.m., Central Time
Location:           One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501
Record Date:     February 29, 2016
Admission:        To attend the meeting in person and vote your shares, see requirements listing under "How do I vote my shares in person at the annual meeting?" To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, ext. 4-10-5208, or by email at trisha.carlson@hancockbank.com

Items of Business
Proposal	Board Recommendation	Page Number
1. Elect six directors with terms expiring in 2019	FOR all Nominees	7
2. Approve, on an advisory basis, the compensation of our named executive officers	FOR	47
3. Ratify the selection of PricewaterhouseCoopers LLP, our independent registered public accounting firm	FOR	51
Fiscal 2015 Company Performance Highlights (see pages 24-25)
    ●  An increase in core revenue of $33 million for the 12-months ending December 31, 2015
●  An increase in total loans of $1.8 billion, or 13%, for the 12-months ending December 31, 2015
●  An increase in total deposits of $1.8 billion, or 11%, for the 12-months ending December 31, 2015
●  Tangible common equity ratio at December 31, 2015 of 7.62%

Executive Compensation Best Practices (see page 26)
●  Substantial percentage of executive target compensation is performance-based
●  Majority of long-term incentives awarded to executives are performance-based
●  No excise tax gross-up provisions in change in control agreements
●  Clawback policy empowering board to recover certain compensation paid when there has been a material restatement of financial statements

2016 PROXY STATEMENT SUMMARY (cont'd)

Corporate Governance Best Practices
●  Independent Chairman of the Board
●  All key Board committee members are independent
●  Independent directors meet regularly without management
●  Stock ownership and retention guidelines exist for executive officers and directors

Current Directors and Director Nominee
Name	2016 Nominee	Director Since	Independent	Position	Current Committee Memberships
James B. Estabrook, Jr. (Chairman of the Board)	✓	1995	✓	Chairman of the Board of the Company; President of Estabrook Motor Co., Inc.	Board Risk Executive (Chair)
Hardy B. Fowler	✓	2011	✓	Retired Office Managing Partner of New Orleans office of KPMG	Audit (Chair) Compensation Executive
Randall W. Hanna	✓	2009	✓	Attorney with Bryant Miller Olive; Faculty Member at Florida State University	Audit Compensation
Sonya C. Little	✓	Nominee	✓	Chief Financial Officer for the City of Tampa, Florida
Eric J. Nickelsen	✓	2011	✓	Real estate developer; former bank executive	Board Risk Executive
Robert W. Roseberry	✓	2001	✓	Owner and operator of Pine Lake Farms, LLC; former bank executive	Board Risk
Frank E. Bertucci		2000	✓	President of F.E.B. Distributing Co., Inc.	Compensation (Chair) Corporate Governance & Nominating Executive
John M. Hairston		2006	--	President of the Company and Chief Executive Officer of the Company and the Bank	Executive
Terence E. Hall		2011	✓	Chairman of the Board of Superior Energy Services, Inc.	Compensation (Vice Chair)
James H. Horne		2000	✓	Co-owner and President of Handy Lock Self Storage Centers; real estate developer	Board Risk (Vice Chair) Executive
Jerry L. Levens		2009	✓	Partner of CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC	Audit Board Risk (Chair) Corporate Governance & Nominating (Vice Chair) Executive
Thomas H. Olinde		2009	✓	President of Olinde Hardware and Supply Co., Inc.	Compensation
Christine L. Pickering		2000	✓	Owner of Christy Pickering, CPA	Audit (Vice Chair) Board Risk Corporate Governance & Nominating (Chair) Executive
Anthony J. Topazi		2007	✓	Former Executive Vice President and Chief Operating Officer of Southern Company	Compensation

HANCOCK HOLDING COMPANY
PROXY STATEMENT FOR THE
ANNUAL MEETING TO BE HELD ON APRIL 21, 2016

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

You are receiving these materials because you owned shares of our common stock at the close of business on February 29, 2016, the record date for the meeting, and are entitled to vote those shares at the meeting.  This proxy statement, along with a proxy card or a voting instruction card, is available to you online at http://hancockbank.com/annualmeeting beginning March 10, 2016 and, in some cases, we have delivered printed proxy materials to you.  This proxy statement summarizes information you should consider in connection with your vote on the matters that will be considered at the annual meeting.  You do not need to attend the annual meeting in person to vote your shares.

Why did I receive a notice of internet availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the U.S. Securities and Exchange Commission (the SEC), we are permitted to furnish proxy materials, including this proxy statement and our 2015 annual report, to shareholders by providing access to these documents online instead of mailing printed copies.  Most shareholders will not receive printed copies of the proxy materials unless requested.  Instead, most shareholders will only receive a notice that provides instructions on how to access and review our proxy materials online.  The notice also provides instructions on how to submit your proxy and voting instructions online.  If you would like to receive a printed or email copy of our proxy materials free of charge, please follow the instructions set forth in the notice to request the materials.

Where and when is the annual meeting?

We will hold the annual meeting on April 21, 2016, at 10:00 a.m. local time at One Hancock Plaza, 2510 14th Street, Gulfport, Mississippi 39501.  To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations by telephone at (504) 299-5208 or toll free at (800) 347-7272, ext. 4-10-5208, or by email at trisha.carlson@hancockbank.com.

Who is soliciting my proxy?

Our Board of Directors (our Board) is soliciting a proxy to vote the shares that you are entitled to vote at our 2016 annual meeting, whether or not you attend in person.  By completing, signing, dating and returning the proxy card or voting instruction card, or submitting your proxy online with your voting instructions, you are authorizing the proxy holders to vote your shares at our annual meeting in accordance with your instructions.

Who may vote at the annual meeting?

You may vote at the annual meeting if you owned Company common stock at the close of business on February 29, 2016, the record date for the meeting.  You are entitled to one vote for each share of our common stock held by you on the record date, including shares:

●    held directly in your name with our transfer agent (with respect to such shares you are referred to as the "shareholder of record");

●    held for you in an account with a broker, bank or other nominee (such shares are considered to be held in "street name"); and

●    credited to your employee account in the Hancock Holding Company 401(k) Savings Plan and Trust (the Hancock 401(k) plan).

How many shares must be present to hold the annual meeting?

A majority of the outstanding shares of our common stock as of the record date must be present at the annual meeting to convene the meeting and conduct business.  This is called a quorum.  On the record date, there were 79,716,883 shares of our common stock outstanding and entitled to vote.  Accordingly, 39,858,442 shares of our common stock constitute a quorum. If you are a street name holder and you do not instruct your broker or nominee how to vote your shares on any of the proposals, and your broker or nominee submits a proxy with respect to your shares on a matter with respect to which discretionary voting is permitted, your shares will be counted as present at the annual meeting for purposes of determining whether a quorum exists. In addition, shareholders of record who are present at the annual meeting in person or by proxy will be counted as present at the annual meeting for purposes of determining whether a quorum exists, whether or not such holder abstains from voting on any or all of the proposals.

What proposals are scheduled for a vote at the annual meeting?

There are three proposals scheduled for a vote at the annual meeting:

1.	The election of six directors to serve until the 2019 annual meeting;

2.	To approve, on an advisory basis, the compensation of our named executive officers (the "say-on-pay" proposal); and

3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2016.

How do I vote my shares in person at the annual meeting?

If you choose to vote in person at the annual meeting:

●	if you are a shareholder of record or hold shares in the Hancock 401(k) plan and received printed proxy materials, you should bring the enclosed proxy card(s) and proof of your identity;

●	if you hold your shares in street name, you must obtain and bring with you a broker representation letter in your name from your bank, broker or other holder of record and proof of your identity; or

●	if you are a shareholder of record and received a notice of internet availability of proxy materials in lieu of printed materials, you should bring the notice and proof of your identity.

At the appropriate time during the annual meeting, we will ask the shareholders present whether anyone wishes to vote in person.  You should raise your hand at that time to receive a ballot to record your vote.

Even if you plan to attend the annual meeting, we encourage you to submit your voting instructions and proxy to vote online or by mail (as described below) so your shares will be counted as present and voted if you later decide not to attend in person.

How do I vote my shares without attending the annual meeting?

Whether you hold shares in your own name, in street name or through the Hancock 401(k) plan, you may vote your shares without attending the annual meeting.

Shareholders of Record:  You may submit a proxy to vote your shares in either of the following ways:

●
 Online – You may submit your proxy and voting instructions online by following the instructions on the notice or proxy card prior to the deadline for online submissions.  If you submit your proxy and voting instructions online, you do not need to return a proxy card.  Our online submission procedures will authenticate your identity as a shareholder, allow you to give your voting instructions and submit your proxy and confirm that your instructions have been properly received.  The deadline for online submissions is 3:00 p.m. Central Time on April 20, 2016.

●
By Mail – If you received or requested printed materials, you may submit your proxy and voting instructions by mail by completing, signing, dating, and returning your proxy card in the postage prepaid envelope provided.  You should sign your name exactly as it appears on the proxy card.  If you are signing in a representative capacity (for example as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and your title or capacity.  The Corporate Secretary must receive your proxy card by 9:00 a.m. Central Time on April 21, 2016 in order for your shares to be voted.

Street Name Shareholders:  For shares held in street name, you should follow the voting directions provided by your broker or nominee.  You may complete and mail a voting instruction card to your broker or nominee or, if permitted by your broker or nominee, submit voting instructions online.  If you provide specific voting instructions, your broker or nominee will vote your shares as you direct.

Shareholders through the Hancock 401(k) Plan:  Participants in the Hancock 401(k) plan will receive a proxy card for voting shares held for their benefit under the Hancock 401(k) plan.  You may submit your proxy and voting instructions online or by mail pursuant to the same procedure outlined above for Shareholders of Record.  You may also submit your proxy and voting instructions by phone following the instructions on your proxy card.  The deadlines for online and phone submissions for shareholders through the Hancock 401(k) plan is 11:59 p.m. Eastern Time (10:59 p.m. Central Time) on April 20, 2016.

What happens if I submit a proxy without complete instructions or if I do not vote at all?  On which proposals may my shares be voted without receiving voting instructions from me?

If you properly complete, sign, date, and return a proxy or voting instruction card, or submit your proxy online, your stock will be voted as you specify.

If you do not submit a proxy or voting instruction card, or if you submit a proxy with incomplete voting instructions, whether your shares may be voted depends upon two factors – whether you are a shareholder of record or a street name shareholder and, if you are a street name shareholder, whether the proposal is considered routine under New York Stock Exchange rules that apply to securities intermediaries (such as brokers, banks, and other nominees).

Shareholders of Record:  If you are a shareholder of record and you execute a proxy (by returning your proxy card or by voting online) with incomplete voting instructions, then, with respect to those matters as to which you fail to provide instructions, your shares will be voted in accordance with the recommendations of our Board as provided in the chart below.  If you do not submit a proxy at all and do not vote in person at the annual meeting, your shares will not be voted on any matter.

Street Name Shareholders:  If you hold shares in street name and you do not provide voting instructions to your broker, bank, or other nominee, your broker, bank, or other nominee only has discretionary authority to vote your shares on routine matters.  The proposal to ratify the Board's selection of the independent registered public accounting firm is considered a routine matter; however, the proposal to elect directors and the say-on-pay proposal are considered non-routine matters.  Therefore, if you do not provide voting instructions on the proposal to elect directors or the say-on-pay proposal, your shares will not be voted on those proposals.

Shareholders through the Hancock 401(k) Plan:  If you hold shares as a participant in the Hancock 401(k) plan and you do not provide voting instructions on any matter (either by not returning a proxy card or voting by phone or online or due to incomplete voting instructions) and you do not vote in person by attending the meeting, your shares will not be voted on the matter for which instructions are not received.

A broker non-vote occurs when a broker holding shares for you in street name submits a proxy that votes your shares on one or more matters, but does not vote (the broker non-vote) on non-routine matters with respect to which you have not given voting instructions.

What are my voting options for each proposal?  How does the Board of Directors recommend that I vote?  How many votes are required to approve each proposal?  How are the votes counted?

The following chart explains what your voting options are with regard to each matter proposed in this proxy statement, how the Board of Directors recommends that you vote on each proposal, what vote is required for each proposal to be approved, and how abstentions, withheld votes, and broker non-votes will affect the outcome of each proposal.

Proposal	Election of Directors	Say-on-Pay (advisory)	Ratification of Selection of Auditors for 2016
Your Voting Options	You may vote "FOR" each nominee or choose to "WITHHOLD" your vote for one or more of the six nominees.	You may vote "FOR" or "AGAINST" this proposal or you may "ABSTAIN" from voting.	You may vote "FOR" or "AGAINST" this proposal or you may "ABSTAIN" from voting.
Recommendation of the Board of Directors	The Board recommends you vote "FOR" each of the six nominees.	The Board recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.	The Board recommends that you vote "FOR" ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016.
Vote Required for Approval	Plurality of the votes cast*	Majority of the votes cast	Majority of the votes cast
Effect of Withheld Vote or Abstention	No effect	No effect	No effect
Effect of Broker Non-vote	No effect	No effect	Not applicable

*	A plurality vote means that the six nominees who receive the six highest numbers of votes cast in the election of directors will be elected as directors, even if less than a majority.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one notice, proxy card or voting instruction card, it means you hold shares registered in more than one name, through multiple street name accounts, or that you hold shares through the Hancock 401(k) plan in addition to other shares.  To ensure that all of your shares are represented at the meeting and voted, complete, sign, date and return each proxy card or voting instruction card, or if you submit your proxy and voting instructions online, do so for each notice, proxy card and voting instruction card you receive.  If you plan to vote in person at the annual meeting, please bring all notices, proxy cards and voting instruction cards with you in addition to the any other required items listed under "How do I vote my shares in person at the annual meeting?"

May I change my vote?

Yes.  Your proxy may be revoked or changed at any time before it is voted by providing notice of revocation in writing to our Corporate Secretary, by our timely receipt of another proxy with a later date, by a later-dated online vote, or by voting in person at the annual meeting.  Written notice should be provided to Joy Lambert Phillips, our Corporate Secretary, at or before the annual meeting.  Ms. Phillips' office is located in One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, Mississippi 39501.  The notice must be received prior to the exercise of the proxy.  Your attendance alone at the annual meeting will not be enough to revoke your proxy.

If you hold shares in street name, you must follow your broker's instructions to change your vote.

Who pays for soliciting proxies?

The Company pays all costs of soliciting proxies.  We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT  06902, at an approximate fee of $7,500, plus associated costs and expenses, to assist in the solicitation of proxies.  In addition, directors, officers and regular employees of the Company and its banking subsidiary, Whitney Bank (the Bank), may solicit proxies by mail, telephone, email or personal interview, but will not receive additional compensation for such solicitations.

Could other matters be considered and voted upon at the annual meeting?

Our Board does not expect to bring any other matter before the annual meeting, and it is not aware of any other matter that may be considered at the annual meeting.  In addition, pursuant to our Bylaws, the time has expired for any shareholder to properly bring a matter before the annual meeting.  However, if any other matter does properly come before the annual meeting, each of the proxy holders will vote in his discretion on such matter.

What happens if the annual meeting is postponed or adjourned?

Unless a new record date is fixed, your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is used to vote your shares of our common stock.

How do I get additional copies of SEC filings?

Copies of all of our filings with the SEC may be obtained free of charge by clicking on "SEC Filings" under "Investor Relations" on our website at www.hancockbank.com or www.whitneybank.com.

If you would like to receive a printed copy of our reports on Forms 10-K and 10-Q as filed with the SEC, you may request these by contacting Trisha V. Carlson, Manager, Investor Relations, Hancock Holding Company, by mail at P. O. Box 4019, Gulfport, Mississippi 39502; or by phone at (504) 299-5208 or toll free (800) 347-7272, ext. 5208; or by sending an e-mail to the following address: trisha.carlson@hancockbank.com.  We will provide printed copies of our Forms 10-K and 10-Q to you free of charge (including any financial statements and financial statement schedules), but delivery of any other exhibits to those filings will require advance payment of a fee.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Articles of Incorporation require the Company have a Board of at least nine directors, with no maximum limit on the number of directors, divided into three classes.  By Board resolution, the Board has set the size of the Board at 13 directors effective as of the date of the annual meeting.

Six directors are nominated for election at the annual meeting.  The Corporate Governance and Nominating Committee (the Corporate Governance Committee) met in February 2016 to evaluate the nominees standing for election.  Based on the Corporate Governance Committee's evaluation and unanimous recommendation, the Board has nominated the following six persons for election to a three-year term expiring at the Company's 2019 annual meeting:  (1) James B. Estabrook, Jr., (2) Hardy B. Fowler, (3) Randall W. Hanna, (4) Sonya C. Little, (5) Eric J. Nickelsen, and (6) Robert W. Roseberry.  Each of these individuals, except Ms. Little, is currently serving as a director of our Company.   Ms. Little has an extensive and diverse mix of experience including expertise in financial, operational, strategic, governance and regulatory matters.  Our Board believes she will be a significant contributor to the Board.

Anthony J. Topazi, who has served on the Board for the past eight years and the Bank advisory Board prior to that, will cease being a director at the annual meeting.  During his tenure, Mr. Topazi has worked diligently to provide the Board with astute and independent insight and advice. The Board sincerely thanks Mr. Topazi for his service and numerous contributions over the past eight years.  Given his valuable insight, the Board extended and Mr. Topazi has accepted the Board's invitation to continue to serve in an advisory capacity.  Following the annual meeting, Mr. Topazi will serve as an advisory director to the Bank Board.

Over the past several years, and due to the timing of certain resignations and retirements, the size of our Board classes has become uneven.  While the Board recognizes that the election of six directors at the annual meeting will perpetuate for the time being this imbalance, over time the Board plans to address this imbalance as directors retire or vacancies are created, all in a manner consistent with the Company's organizational documents and the Corporate Governance Committee's policies.  The Corporate Governance Committee identifies individuals qualified to serve as Board members through a totality of the circumstances approach and recommends such nominees to the Board.

The Board recommends that shareholders vote "FOR" all six nominees.  In the unexpected event that, prior to the date of the annual meeting, any such nominee becomes unwilling or unable to serve, it is intended that the proxy holders will vote for the election of any replacement nominee recommended by the Board.

In 2013, our Board adopted a director resignation policy.  The policy provides that if a director standing for election receives a greater number of "withheld" votes than "for" votes, the director will promptly tender his or her resignation.  The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation and otherwise address any noted shareholder concerns.  The Board will act on the Corporate Governance Committee's recommendation within 90 days of the annual meeting, and the Company will disclose the Board's decision and any other material information in a Form 8-K.

Nominations for election to the Board may be made as set forth under the heading "Board of Directors and Corporate Governance – Corporate Governance and Nominating Committee" on page 20 of this proxy statement.

INFORMATION ABOUT DIRECTORS

The following sets forth information we have obtained from the director nominees and continuing directors regarding:  (a) their principal occupations for the last five years; (b) directorships they hold or have held within the last five years with other public companies; (c) their ages at February 29, 2016; (d) the year they were first elected as a director; and (e) a description of positions and offices they hold with the Company or the Bank (other than as a director), as applicable. The below also sets forth the director's particular experience, qualifications, attributes, or skills that, when considered in the aggregate, led the Board to conclude that the person should serve as a director of the Company.

Unless otherwise specified, references herein to "the merger" shall mean the merger between the Company and Whitney Holding Corporation on June 4, 2011.  As of March 31, 2014, the Bank operates under one bank charter doing business as Whitney Bank in Louisiana and Texas and Hancock Bank in Mississippi, Alabama and Florida.

Nominees for a Term Expiring in 2019

James B. Estabrook, Jr. Director since 1995 Age 71
James B. Estabrook, Jr., who has served as Chairman of our Board since 2009, is President of Estabrook Motor Co., Inc., a position he has held since 1967.  He is also the President of Estabrook Automotive, Inc.  These two enterprises are multi-line automobile dealerships serving the Mississippi Gulf Coast markets.  In addition, Mr. Estabrook serves as Secretary and Treasurer/Director of Versant Holding Company, President of Auto Credit, Inc. (an automobile finance business), President of Estabrook Properties, LLC (a real estate business), President of Falcon Leasing and Rental, Inc. (a daily rental automobile business), President of Gulf Coast Financial Corp., Inc. of Pascagoula, Mississippi and President of Conundrum, Inc., an investment company.  Mr. Estabrook is a member of our Board Risk Committee.

Mr. Estabrook has held several leadership positions in a range of regional and national automobile industry-related organizations and trade groups, including serving as Chairman of Ford Dealer Advertising Fund (Southern Quality Dealers), Chairman of the Ford Zone Dealer Council and past President and Director of the Mississippi Automobile Dealers Association.  Mr. Estabrook has also served on the boards of numerous economic development and business councils in addition to leadership positions in several civic and charitable groups.  He has been an Advisory Director of the Bank since 1985.

Mr. Estabrook's significant experience in the Mississippi market as a business leader provides him with a wealth of knowledge in dealing with operational, strategic, financial, and regulatory matters at the board level, making him well qualified to serve as a member of our Board.

Hardy B. Fowler Director since 2011 Age 64
Hardy B. Fowler served as the Office Managing Partner of the New Orleans office of the international accounting firm of KPMG from October 2002 to September 2009.  In his 34-year career with KPMG, he spent 25 years as a tax partner.  Mr. Fowler was a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011, when he joined our Board in connection with the merger.  Mr. Fowler has served on the Corporate Governance Committee. He currently serves as the Chairman of our Audit Committee and as a member of the Compensation Committee.

Mr. Fowler, a Certified Public Accountant, has substantial academic and professional credentials, including an undergraduate degree in finance and an MBA.  He has significant civic and community ties to New Orleans, including service on the boards of the Bureau of Governmental Research, the Business Council of New Orleans, Junior Achievement, and many other civic organizations including Louisiana State University's Tiger Athletic Foundation, Lambeth House and Trinity Episcopal School.

Mr. Fowler's long career with an international accounting firm provides him with extensive experience in dealing with financial, tax, accounting and regulatory matters of a public company, and significant knowledge and connections in New Orleans, our largest market.  This experience positions him well to serve as Chair of our Audit Committee and to provide insights into strategies and solutions to address the challenges of our business, making him well qualified to serve as a member of our Board.

Randall W. Hanna Director since 2009 Age 57
Randall W. Hanna is a faculty member at Florida State University and an attorney with Bryant Miller Olive. From 2011 until January 2015, he served as the Chancellor of the Florida College System, which serves approximately 800,000 higher education students through 28 institutions in Florida.  The Florida College System is the primary access point for higher education in Florida.  Prior to his November 2011 appointment as chancellor, Mr. Hanna served as Chairman and Managing Shareholder of Bryant Miller Olive, a law firm with offices in Florida, Washington, D.C. and Atlanta.  Under his leadership, the firm grew to become one of the leading firms in Florida in the area of public finance and public - private partnerships.  During his legal career, he has worked on complex financial and economic development transactions throughout the State of Florida. Prior to his appointment as a director of the Company, he served as a director of Hancock Bank of Florida, (a subsidiary of the Company prior to the merger) from 2007 to 2010.  Mr. Hanna is a member of our Audit and Compensation Committees.

Mr. Hanna is a past chairman of the Greater Tallahassee Chamber of Commerce, a former member of Florida A & M University Board of Trustees, a past chairman of the Florida State Board of Community Colleges, and a past chairman of the Florida Board of Bar Examiners.  He previously served as Special Counsel to United States Senator Bob Graham.

As former chancellor of a large college system, Mr. Hanna understands the management concerns created by varied interests and business units organized as a system in a public domain. His legal skills and substantial knowledge of the Florida market and its key industries also make him well qualified to serve as a member of our Board.

Sonya C. Little 2016 Nominee Age 50
Sonya C. Little is the Chief Financial Officer for the City of Tampa, Florida.  She was appointed in May 2011 by Mayor Bob Buckhorn.  Ms. Little leads a team of more than 90 professionals and is responsible for administering an annual operating budget of over $850 million.  She also manages the city's credit ratings, a $900+ million debt portfolio, and oversees the primary functions of accounting, grant management, investments and pension fund administration.

Prior to joining the mayor's staff, Ms. Little worked for three years as managing director with Public Resources Advisory Group (PRAG) in St. Petersburg, Florida.  She also worked with RBC Capital Markets and William R. Hough & Co. as a municipal investment banker for over 14 years.  Previously, Ms. Little was a bond development specialist with the State of Florida's Division of Bond Finance and worked for both Barnett Bank and Florida National Bank.

Ms. Little has served as financial advisor to the City of Hollywood, Florida and the Hollywood Beach Community Redevelopment Agency.  She also served as a member of the PRAG financial advisory team for the following local governments –
City of Tampa, Miami-Dade County, Pinellas County, and District of Columbia.  Ms. Little holds a Bachelor of Science degree from the University of South Florida and has held both the NASD Series 7 and 63 licenses.

Ms. Little was appointed by the governor to serve on the Partnership for Public Facilities and Infrastructure Act Guidelines Task Force.  In 2014, the tax force presented recommendations for the legislature's consideration in creating a uniform process for establishing public private partnerships.  Additionally, Ms. Little serves on the Board of Trustees for the City of Tampa General Employee's Pension Plan, Tampa Museum of Art, and Tampa's Lowry Park Zoo.

Ms. Little has an extensive and diverse mix of experience that makes her well qualified to serve as a member of our Board of Directors by virtue of her expertise in financial, operational, strategic, governance and regulatory matters.

Eric J. Nickelsen Director since 2011 Age 71
Eric J. Nickelsen has been a real estate developer in the Florida panhandle market, from Pensacola to Destin and Fort Walton, since 1998.  Before his career in real estate, Mr. Nickelsen was a banker, with varying responsibilities relating to operations and lending between 1966 and 1998.  By the end of his banking career, Mr. Nickelsen led the Northwest Florida region for Barnett Bank, serving as its Chairman, President and CEO.  Mr. Nickelsen was a director of Whitney Holding Corporation and Whitney National Bank from 2000 until 2011, when he joined our Board in connection with the merger.  Mr. Nickelsen is a member of our Board Risk Committee.

Mr. Nickelsen is very involved in various civic and charitable organizations throughout the Florida panhandle, including serving as the chairman of institutions such as the Pensacola Junior College Foundation, the University of West Florida Foundation, the Pensacola Area Chamber of Commerce, Rebuild Northwest Florida, Inc. and the Sacred Heart Health System (a large health organization operating four hospitals and other facilities in the Florida panhandle) and as chairman or director of numerous other civic and community groups.  Mr. Nickelsen is also active with the University of Florida, having served as the past National President of Gator Boosters, Inc. He also served on the board of The Athletic Association and is currently a board member of The Foundation.  He has received numerous awards and commendations for his past civic and business activities.  Mr. Nickelsen served on virtually every board committee during his tenure on the Whitney Holding Corporation board, and served as Whitney's lead independent director at the time of the merger.
Mr. Nickelsen's significant experience in the banking and real estate industries, which provides him with extensive knowledge of our business, and his in-depth knowledge of the Florida panhandle market make him well qualified to serve as a member of our Board.

Robert W. Roseberry Director since 2001 Age 65
Robert W. Roseberry is the owner and operator of Pine Lake Farms, LLC, managing approximately 2,000 acres of timber land.  He retired from Hancock Bank in 2007, having served as President of its Northern Division from 2001 to 2007.  Previously, Mr. Roseberry served as the Chairman and Chief Executive Officer of Lamar Capital Corporation, which was acquired by Hancock Holding Company in 2001.  He served in various capacities at Lamar Bank from 1971 to 2001, including as Chairman and Chief Executive Officer from 1998 to 2001, President and Chief Executive Officer from 1986 to 1998, and director from 1972 to 2001.  Mr. Roseberry is a member of our Board Risk Committee.

Mr. Roseberry is involved in numerous civic activities, including serving as mayor of Purvis, Mississippi from 1985 through 1988.  In addition, he helped organize the Lamar County Economic Board and was its first President.

Mr. Roseberry's substantial experience in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market.  This background, as well as his experience managing and operating a large private company, makes him well qualified to serve as a member of our Board.

THE BOARD RECOMMENDS A "FOR" VOTE FOR ALL NOMINEES

Incumbent Directors with Terms Expiring in 2017

Frank E. Bertucci Director since 2000 Age 59
Frank E. Bertucci has been employed with F.E.B. Distributing Co., Inc., a regional beverage wholesaler since 1978 and has served as its President since 1990.  Since 2001, Mr. Bertucci has served as Chief Executive Officer of Capital City Beverage, Jackson, Mississippi, a beverage distributorship that has been in business since 1941.  He previously served on the Audit Committee. Mr. Bertucci is Chair of the Compensation Committee of the Company and serves on the Corporate Governance Committee.

Mr. Bertucci is a director of the Mississippi Malt Beverage Association in Jackson, Mississippi and a director of Fullhouse Venture Company L.P. of Gulfport, Mississippi, a limited partnership engaged in the business of real estate holdings.  Mr. Bertucci's companies are present throughout Mississippi, including the two largest markets in the state, one of which is the Gulf Coast region.  Mr. Bertucci has been active in the U. S. Special Olympics organization, as well as a number of other charitable organizations throughout the Mississippi Gulf Coast market.  He is a member of the Gulf Coast Business Council.  Mr. Bertucci has been involved in the banking industry since 1995, when he became an Advisory Director of Hancock Bank, bringing to it his lifelong knowledge of the Mississippi Gulf Coast and its economy.

Mr. Bertucci's substantial business experience coupled with his involvement in the banking industry and with economic development projects provide him with extensive knowledge of our business, as well as an in-depth knowledge of the Mississippi market. This broad knowledge of the banking industry and our Mississippi market makes him an effective director of the Company.

Terence E. Hall Director since 2011 Age 70
Terence E. Hall has served as Chairman of the Board of Superior Energy Services, Inc. (Superior) since December 2010.  He also served as Executive Chairman of Superior from May 2010 to December 2010 and as Chairman of the Board and Chief Executive Officer from 1995 to 2010.  Mr. Hall also served as a director of Whitney Holding Corporation and Whitney National Bank from 2009 until 2011 when he joined our Board in connection with the merger.  Mr. Hall is Vice Chair of our Compensation Committee.

Energy related lending, especially lending to support service activities such as those engaged in by Superior, is a significant industry segment for our Company.  Headquartered in Houston, Texas, Superior has facilities located in many of the same cities and towns in South Louisiana that host Whitney Bank's locations.  This, coupled with Mr. Hall's tenure on the Whitney Holding Corporation Board during which he served on its Executive Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee, has provided Mr. Hall with valuable insight into commercial and support service industry banking needs in many of our important markets.

Mr. Hall's qualifications as a Company director include his law degree and a decade of experience as a practicing attorney, as well as the insights he gained over several years as an entrepreneur and business manager prior to founding Superior in 1987.  Mr. Hall's substantial experience as an executive of a large public company engaged in the oil and gas industry, which plays a vital role in the economies of many of the Gulf South markets served by the Company, makes him an effective director of the Company.

Thomas H. Olinde Director since 2009 Age 60
Thomas H. Olinde has served as President of Olinde Hardware and Supply Co., Inc. since 1997 and is also a managing member and director of B. Olinde and Sons Co., LLC.  Through these companies, Mr. Olinde operates and manages a network of retail furniture stores operating in most of the central and south Louisiana markets where the Bank has a presence.  Previously Mr. Olinde worked as a credit manager gaining valuable experience in retail credit extension and collections.  Mr. Olinde has been a director of Whitney Bank (formerly Hancock Bank of Louisiana) since 2006.  Mr. Olinde is a member of our Compensation Committee.

Mr. Olinde is a past Chairman and President of the Furniture Marketing Group, the largest furniture buying group of independent furniture dealers in the country, and is a past board member of the National Home Furnishings Association, the nation's largest organization devoted to home furnishings retailers.  Additionally, Mr. Olinde is a former member of the Broyhill Furniture National Dealer Council and a past director of the National Coalition of Community and Justice.  A leader in local business and civic organizations, Mr. Olinde serves as Chairman of the Board of Our Lady of the Lake Elderly Housing, board member of the Louisiana Retailers Association, a member of the Volunteer Services Council of the Louisiana School for the Visually Impaired, and is a past Chairman and Director of the Better Business Bureau of Baton Rouge, a past president of the Baton Rouge Speech and Hearing Foundation and a recipient of the Volunteer Activist Award in the greater Baton Rouge area.

Mr. Olinde's extensive community ties in markets served by the Company and his broad business experience make him an effective director of the Company.

Incumbent Directors with Terms Expiring in 2018

John M. Hairston Director since 2006 Age 52
John M. Hairston is President of the Company and Chief Executive Officer of the Company and the Bank.  He has served as our Chief Executive Officer since 2008 and as President of the Company since 2014. He also served as Chief Operating Officer from 2008 to 2014, Chief Operations Officer from 1994 to 2006 and as Executive Vice President of the Company, the Bank and Hancock Bank of Louisiana from 1994 to 2006.

Mr. Hairston is a past director on the Board of Directors and Board Audit Committee of the American Bankers Association.  He is immediate past Chairman of the Mississippi Gaming Commission; the gaming industry is an integral part of the Gulf Coast regional economy.  He is past Chairman of the Mississippi Information Technology Services Board of Directors and Mississippi State University College of Business Advisory Board.  He served on the Board of the Mississippi State University Research & Technology Corporation.  He currently serves on the Gulf Coast Business Council Board of Directors and is a member of the faculty of the Louisiana State University Graduate School of Banking in Baton Rouge, Louisiana. Mr. Hairston also serves on the Board of the New Orleans Business Council and is Chairman of the American Bankers Association's American Bankers Council.   He serves as Trustee on the Executive Committee of the National World War II Museum located in New Orleans, Louisiana.

Mr. Hairston's significant banking experience makes him an asset to our Board.  In addition, the business, leadership and management skills he has developed as our President and Chief Executive Officer and formerly as Chief Operating Officer give him a unique insight into our Company's operations and challenges, and make him an effective director of our Board.

James H. Horne Director since 2000 Age 64
James H. Horne has been co-owner and President of Handy Lock Self Storage Centers since 1993, and has been a real estate developer since 1979.  He also manages several large, industrial warehouses.  Prior to joining our Board, he served as a Bank director from 1995 to 2000. He has served on various committees of the Board, including the Audit Committee and the Corporate Governance Committee.  He is currently Vice Chair of our Board Risk Committee.
Mr. Horne has been involved in the appraisal, management and development of real estate on the Mississippi Gulf Coast since 1974.  He spent over 30 years as an MAI real estate appraiser on the Mississippi Gulf Coast, and he is a past president of the Mississippi Chapter of the Appraisal Institute.  His extensive appraisal experience has involved commercial and industrial properties, as well as timberlands, and has been sought and utilized by banks throughout the Gulf Coast market.  In addition to his appraisal career, Mr. Horne also has experience in the real estate development business, having developed subdivisions and a chain of self-storage facilities on the Mississippi Gulf Coast and in the Mobile area (two important markets of the Company).
His substantial real estate investment experience and his extensive knowledge of the Mississippi Gulf Coast and its real estate market combine to make him an effective director of the Company.

Jerry L. Levens Director since 2009 Age 59
Jerry L. Levens has been a partner since 1992 at the regional CPA firm of Alexander, Van Loon, Sloan, Levens & Favre, PLLC, based on the Mississippi Gulf Coast, and is the partner in charge of all of the firm's audit and assurance engagements. Prior to joining the Hancock Holding Company Board of Directors, he served as a director of the Bank from 2008 to 2009.  He currently serves as Chair of the Board Risk Committee, Vice Chair of the Corporate Governance Committee and as a member of the Audit Committee.

Mr. Levens has worked in the accounting field since 1978.  He has substantial academic and professional credentials, including an undergraduate degree in accounting from the University of Mississippi, a Mississippi Certified Public Accounting license, a member of the Association of Certified Fraud Examiners and is a Chartered Global Management Accountant.  He is a member of the American Institute of Certified Public Accountants (AICPA) and was an elected member of its Governing Council representing the State of Mississippi CPAs, is a member and past president of the Mississippi Society of Certified Public Accountants (MSCPA), and was appointed by a former Governor to a five year term to the Mississippi State Board of Public Accountancy serving one year as its chairman.  Mr. Levens is also a member of the National Association of Corporate Directors (NACD) and was appointed as a Board Leadership Fellow; is a member of the Board of Directors of the Mississippi Gulf Coast Chamber of Commerce Foundation, Inc. where he serves as the current Chairman; and is a member of the Board of Directors of the Infinity Science Center, Inc. where he serves as the current Chairman.  In addition, in the past he served on the Board of Commissioners for the Mississippi Gulf Coast Regional Convention and Visitors Bureau, where he served as Chair of the Board's Governance Committee and Audit Committee; as Chairman of the Finance Council for the Catholic Diocese of Biloxi, Inc.; and as Chairman of the Pastoral Council at St. Thomas the Apostle Catholic Church.  At the University of Mississippi, Mr. Levens serves on the E. H. Patterson School of Accountancy Professional Advisory Council.  He has received numerous awards and commendations for his professional, civic, and business activities.

Mr. Levens' substantial experience in finance, accounting, auditing, and business has prepared him to serve on the Board and makes him an effective director of the Company.

Christine L. Pickering Director since 2000 Age 55
Christine L. Pickering has been the owner of Christy Pickering, CPA since 1991.  Ms. Pickering has worked in the fields of auditing and assurance, tax preparation, and litigation support.  Prior to joining our Board, she served as a Bank director from 1995 to 2000.  She currently serves as Chair of the Corporate Governance and Nominating Committee and Vice Chair of the Audit Committee.  She also serves on the Board Risk Committee and from 2004 to 2012, served as Chair of the Audit Committee.

Ms. Pickering has substantial financial and accounting expertise due to her experience as a licensed Certified Public Accountant for the past 30 years.  Her work in the area of litigation support and as an expert witness led to her appointment by the court as a Special Master in a legal proceeding.  She is a member of the American Institute of Certified Public Accountants and is an associate member of the Association of Certified Fraud Examiners.  Ms. Pickering has served as a director of Mississippi Power Company, Gulfport, since 2007 and served as the Chair of the Controls and Compliance Committee from 2009 to 2013.  In 2008, Ms. Pickering was appointed as a Trustee by the Governor of Mississippi to the Institutions of Higher Learning Board for a 10 year term.  This Board oversees the eight state-funded public universities.

Ms. Pickering has received numerous awards and recognition over the years for her service to the community.  These include: the Small Business Accountant Advocate award for the State of Mississippi; the Harrison County, Mississippi, Small Business Excellence Award; recognition as an Outstanding Community Leader of South Mississippi by local and state publications; and recognition as Rotarian of the Year by the Biloxi Rotary Club where she previously held the offices of President, Secretary and Treasurer.  Ms. Pickering was also a member of the inaugural class of Leadership Gulf Coast.  In addition to the time she commits to other service organizations, until very recently she served as a Board member and Audit Committee Chair of the Gulf Coast Renaissance Corporation, an organization that facilitates the development of communities and creates economic opportunities.

Ms. Pickering has worked in the field of accounting since 1983.  Her wealth of financial and accounting expertise combined with her extensive knowledge of the Gulf Coast market make Ms. Pickering an effective director of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock that are beneficially owned as of December 31, 2015 by persons known by us to beneficially own more than 5% of the outstanding shares of our common stock.  Where indicated, the information in the table is based on our review of filings with the SEC, and is determined under Rule 13d-1 of the Securities Exchange Act of 1934, as amended (the Exchange Act).  Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class (1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	6,896,510 (2)	8.7%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	5,433,476 (3)	6.8%
State Street Corporation One Lincoln Street Boston, MA 02111	4,094,321 (4)	5.1%

(1)	Based on 79,716,883 shares of our common stock outstanding as of February 29, 2016.

(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2016 by BlackRock, Inc. (BlackRock). BlackRock and certain of its subsidiaries, report that it has sole voting power with respect to 6,724,967 shares and sole dispositive power with respect to all reported shares.

(3)	Based on information contained in the Schedule 13G/A filed with the SEC on February 11, 2016 by The Vanguard Group (Vanguard) as of December 31, 2015. Vanguard, and certain of its subsidiaries, report sole voting power with respect to 98,051 shares, shared voting power with respect to 3,600 shares, sole dispositive power with respect to 5,336,188 shares and shared dispositive power with respect to 97,288 shares.

(4)	Based on information contained in the Schedule 13G filed with the SEC on February 16, 2016 by State Street Corporation (State Street) as of December 31, 2015. State Street, and certain of its subsidiaries, report shared voting power and dispositive power with respect to all reported shares.

The following table shows the number of shares of our common stock beneficially owned as of February 29, 2016 by (i) our directors, (ii) our named executive officers, as defined below in the "Compensation Discussion and Analysis," and (iii) all of our directors and executive officers as a group.  The information in the table is based on our review of filings with the SEC and information provided by the individuals.  Each person listed below has sole voting and investment power with respect to the shares beneficially owned unless otherwise stated.

Directors	Amount and Nature of Beneficial Ownership of Common Stock(1)	Percent of Class(2)
Frank E. Bertucci	13,480 (3)	*
James B. Estabrook, Jr.	41,885 (4)	*
Hardy B. Fowler	15,177 (5)	*
John M. Hairston	225,995 (6)	*
Terence E. Hall	50,937	*
Randall W. Hanna	12,442 (7)	*
James H. Horne	73,928 (8)	*
Jerry L. Levens	19,176(9)	*
Sonya C. Little	0	*
Eric J. Nickelsen	77,228 (10)	*
Thomas H. Olinde	20,431 (11)	*
Christine L. Pickering	12,773(12)	*
Robert W. Roseberry	120,221(13)	*
Anthony J. Topazi	13,186 (14)	*

Named Executive Officers
Michael M. Achary	84,367 (15)	*
Joseph S. Exnicios	66,268 (16)	*
Edward G. Francis	64,975 (17)	*
D. Shane Loper	85,604 (18)	*
Directors and executive officers as a group (19) (22 persons)	1,153,659	1.45%
 *             Less than 1% of the outstanding common stock.

(1)
Includes shares owned directly and indirectly. Except as otherwise noted and subject to applicable community property laws, each shareholder has sole investment and voting power with respect to such shares.

(2)	Based on 79,716,883 shares of our common stock outstanding and entitled to vote as of February 29, 2016.

(3)	Includes 3,818 shares held for the account of Mr. Bertucci in the Company's Dividend Reinvestment Plan and 1,136 shares held for the account of Mr. Bertucci's spouse in the Company's Dividend Reinvestment Plan.

(4)	Includes 8,885 shares held for the account of Mr. Estabrook in the Company's Nonqualified Deferred Compensation Plan and 13,305 shares he owns jointly with his spouse.

(5)	Includes 1,019 shares held by Mr. Fowler in an IRA and 1,030 shares held by Mr. Fowler's wife, as to which he disclaims beneficial ownership.

(6)	Includes 410 shares held for the benefit of Mr. Hairston's children and 13,129 shares held for the account of Mr. Hairston in the Company's Nonqualified Deferred Compensation Plan and 17,354 shares held in the Hancock 401(k) plan. Also includes 21,138 restricted stock awards (RSAs) and 100,757 shares issuable upon the exercise of options granted under the 2005 LTIP and 10,059 RSAs issued under the 2014 LTIP. Does not include 39,785 performance stock awards and units issued under the 2005 and 2014 LTIPs for which Mr. Hairston does not possess voting or investment power. Includes 31,833 shares pledged as security for a loan.

(7)	Includes 1,435 shares held in Mr. Hanna's IRA; 3,428 shares held for the account of Mr. Hanna in the Company's Nonqualified Deferred Compensation Plan, and 38 shares held jointly with his spouse in the Company's Dividend Reinvestment Plan.

(8)	Includes 3,151 shares held by Mr. Horne in an IRA, 1,800 shares held by his spouse in an IRA, 4,929 shares owned jointly with Mr. Horne's spouse, 21,032 shares held for the account of Mr. Horne in the Company's Nonqualified Deferred Compensation Plan and 5,323 shares held jointly by Mr. Horne and his spouse in the Dividend Reinvestment Plan. Includes (i) 28,310 Hancock shares held by companies in which Mr. Horne holds a majority or partial interest and (ii) 1,777 shares held for the benefit of Mr. Horne's daughter and grandson over which he has voting authority.

(9)	Includes 8,817 shares held for the account of Mr. Levens in the Company's Nonqualified Deferred Compensation Plan and 453 shares held for the account of Mr. Levens in the Company's Dividend Reinvestment Plan. Also includes 3,214 shares held jointly with his spouse in a family limited partnership as to which he disclaims beneficial ownership.

(10)	Includes 5,941 shares held in trusts as to which Mr. Nickelsen has voting power. Also includes 4,180 shares held in Mr. Nickelsen's IRA and 5,643 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation.

(11)	Includes 8,994 shares held for the account of Mr. Olinde in the Company's Nonqualified Deferred Compensation Plan and 1,190 shares held for the account of Mr. Olinde in the Company's Dividend Reinvestment Plan.

(12)	Includes 1,509 shares held by Ms. Pickering in an IRA and 257 shares held by her spouse in an IRA. Also includes 74 shares held for the account of Ms. Pickering in the Company's Dividend Reinvestment Plan and 4,100 shares held for the account of Ms. Pickering in the Company's Nonqualified Deferred Compensation Plan.

(13)	Includes 14,776 shares held by Mr. Roseberry's spouse and 32,707 shares held jointly with his spouse.

(14)	Includes 4,292 shares held jointly with Mr. Topazi's spouse. Also includes 481 shares held for Mr. Topazi's account in the Company's Nonqualified Deferred Compensation Plan and 1,035 shares held for Mr. Topazi's account in the Company's Dividend Reinvestment Plan.

(15)	Includes 3,822 shares held in an IRA, 318 shares held for the account of Mr. Achary in the Company's Dividend Reinvestment Program and 9,925 shares held for the account of Mr. Achary in the Hancock 401(k) plan. Also includes 10,289 RSAs and 38,043 shares issuable upon the exercise of options granted under the 2005 LTIP and 6,984 RSAs granted under the 2014 LTIP. Does not include 17,922 performance stock awards issued under the 2005 and 2014 LTIPs for which Mr. Achary does not possess voting or investment power.

(16)	Includes 27,248 shares held for the account of Mr. Exnicios in the Hancock 401(k) plan. Also includes 11,077 shares issuable upon the exercise of options granted under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation, 5,598 RSAs and 5,759 shares issuable upon the exercise of options granted under the 2005 LTIP, and 7,157 RSAs granted under the 2014 LTIP. Does not include 15,682 performance stock awards issued under the 2005 and 2014 LTIPs for which Mr. Exnicios does not possess voting or investment power.

(17)	Includes 300 shares held in an IRA, 364 shares held for the benefit of Mr. Francis' children, 1,524 shares held for Mr. Francis in the Company's Nonqualified Deferred Compensation Plan and 8,988 shares held for the account of Mr. Francis in the Hancock 401(k) plan. Also includes 8,534 RSAs and 35,315 shares issuable upon the exercise of options granted under the 2005 LTIP and 5,805 RSAs granted under the 2014 LTIP. Does not include 15,425 performance stock awards issued under the 2005 and 2014 LTIPs for which Mr. Francis does not possess voting or investment power.

(18)	Includes 140 shares held by Mr. Loper's spouse in the Company's Dividend Reinvestment Plan, 39 shares held by Mr. Loper's spouse, 494 shares held for the account of Mr. Loper in the Company's Employee Stock Purchase Plan, 1,815 shares held for the account of Mr. Loper in the Company's Nonqualified Deferred Compensation Plan, 6,255 shares held for the account of Mr. Loper in the Company's Dividend Reinvestment Program and 8,425 shares held in the Hancock 401(k) plan. Also includes 10,289 RSAs, and 38,044 shares issuable upon the exercise of options granted under the 2005 LTIP and 6,984 RSAs issued under the 2014 LTIP. Does not include 17,922 performance stock awards issued under the 2005 and 2014 LTIPs for which Mr. Loper does not possess voting or investment power.

(19)	Includes 21,684 shares held for the account of such persons in the Company's Dividend Reinvestment Plan, 1,565 shares held for the account of such persons in the Company's Employee Stock Purchase Plan, 84,468 shares held for the account of such persons in the Hancock 401(k) plan, 73,869 shares held in the Company's Nonqualified Deferred Compensation Plan, 73,200 RSAs and 241,627 shares issuable upon the exercise of options granted under the 2005 LTIP. Also includes 50,929 RSAs issued under the 2014 LTIP and 21,338 shares that may be received upon exercise of options issued under a Whitney incentive plan prior to the merger that were converted pursuant to the merger agreement between the Company and Whitney Holding Corporation. Does not include 135,067 performance stock awards granted for which such persons do not possess voting or investment power. Excludes all shares beneficially owned by Mr. Francis as he is no longer an executive officer of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors to file initial reports of ownership of the Company's common stock, as well as reports of changes in ownership with the SEC.  Based solely on a review of Forms 3, 4 and 5, any amendments to those Forms, and written representations from executive officers and directors to the Company, all required filings by such persons were made timely during 2015.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

The Board held 10 meetings in 2015. The Board currently consists of 13 directors.  In February 2016, the Board voted to maintain its size at 13 directors effective as of the annual meeting.  The Board has the power to expand or reduce its size at any time, subject to the requirement in our Articles of Incorporation and Bylaws that the Company have a minimum of nine directors.

The Board currently has one employee director.  The Board has determined that all non-employee directors – Frank E. Bertucci, James B. Estabrook, Jr., Hardy B. Fowler, Terence E. Hall, Randall W. Hanna, James H. Horne, Jerry L. Levens, Eric J. Nickelsen, Thomas H. Olinde, Christine L. Pickering, Robert W. Roseberry and Anthony J. Topazi – are independent under the applicable rules of The NASDAQ Stock Market, LLC (NASDAQ), on which our common stock trades.  In addition, the Board has determined that Mr. Milling, who served as a director until the 2015 annual meeting, and Ms. Little, a director nominee for election at the annual meeting, are independent under the applicable rules of NASDAQ.

Under our Corporate Governance Guidelines, our independent directors are required to meet at least two times each year.  During 2015, the Company's independent directors continued their longstanding practice of convening executive sessions after regular board meetings as they deemed necessary, convening seven such sessions during 2015.  Neither the Chief Executive Officer nor any other Company employees were present during these executive sessions.

During 2015, each of the incumbent directors attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he or she served.  The Board has adopted Corporate Governance Guidelines that encourage its directors to attend each annual meeting.  All but two of our directors attended the Company's 2015 annual meeting.

Board and Management Leadership Structure

In connection with its election of the Chairman of the Board, the Board solicits input and nominations from its members and elects one of its members as Chairman.  The Chairman or the President of the Company presides over each Board meeting and performs such other duties as may be incident to the office. Although the Bylaws and Corporate Governance Guidelines provide the Board with the flexibility to appoint one individual to serve as both Chief Executive Officer and Chairman of the Board, it is the current policy of the Board to separate these offices.  We believe that this separation allows the Chairman to maintain an independent role in management oversight.

Board Committees

There are five standing committees of the Board of Directors: Executive, Audit, Compensation, Corporate Governance and Nominating, and Board Risk. The Board and each committee have the authority to consult with and retain independent legal, financial or other outside advisors, as each deems necessary and appropriate, without seeking approval of management.

The current members of each Board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2015.

Name	Executive Committee	Audit	Compensation	Corporate Governance and Nominating	Board Risk
Frank E. Bertucci	X		Chair	X
James B. Estabrook, Jr. †	Chair				X
Hardy B. Fowler	X	Chair	X
John M. Hairston	X
Terence E. Hall			Vice Chair
Randall W. Hanna		X	X
James H. Horne	X				Vice Chair
Jerry L. Levens	X	X		Vice Chair	Chair
Eric J. Nickelsen	X				X
Thomas H. Olinde			X
Christine L. Pickering	X	Vice Chair		Chair	X
Robert W. Roseberry					X
Anthony J. Topazi (1)			X
Number of Meetings in 2015 (2)	4	14	7	11	6

†        Chairman of the Board

(1)	Mr. Topazi, who has served on the Board for the past eight years and the Bank advisory Board prior to that, will cease being a director when his term expires at the 2016 annual meeting.
(2)	In addition to their regular meetings, the Audit and Board Risk Committees held two joint meetings in 2015; those meetings are included in the total number of meetings for both committees.

Executive Committee

The Executive Committee is currently comprised of Messrs. Estabrook (Chair), Bertucci, Fowler, Hairston, Horne, Levens, Nickelsen and Ms. Pickering. The Executive Committee's purpose is to provide a means of considering matters that may require attention of the Board in the intervals between scheduled meetings of the full Board. The Executive Committee is empowered to exercise all of the powers and authority of the Board except as limited by the Company's Articles or Bylaws or by applicable law.  All actions of the Executive Committee are deemed to be done under the authority of the Board, with the same force and effect as if the full Board had acted.

Audit Committee

The Audit Committee is currently comprised of Messrs. Fowler (Chair), Hanna, Levens and Ms. Pickering (Vice Chair).  The Board has determined that Ms. Pickering and Messrs. Fowler, Hanna and Levens each meet the additional independence criteria of the SEC and NASDAQ for service on the Audit Committee.  The Board has classified Ms. Pickering and Messrs. Fowler and Levens as "audit committee financial experts" as defined in applicable SEC regulations.

The Audit Committee is governed by a written charter, a copy of which is on the Company's website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.  Information regarding the functions of the Audit Committee is set forth in the "Audit Committee Report," included on page 50 of this proxy statement.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Bertucci (Chair), Fowler, Hall (Vice Chair), Hanna, Olinde, and Topazi.  Messrs. Fowler and Hanna were appointed to the Compensation Committee in June 2015. The Board has determined that the Compensation Committee members each meet the NASDAQ, SEC and Internal Revenue Code's additional independence criteria for service on the Compensation Committee.

The primary purpose of the Compensation Committee is to aid the Board in discharging its responsibilities relating to the compensation of the Company's directors, the Chief Executive Officer, and any executive officer within the meaning of Section 16 of the Exchange Act.  The Compensation Committee has overall responsibility for developing, evaluating and approving the Company's compensation plans, policies, and programs.  The Compensation Committee also oversees the preparation of and approves the annual report on executive compensation and the narrative disclosure of the Company's risk assessment of compensation policies and practices for inclusion in the Company's proxy statement.

Our long term incentive plans permit the Compensation Committee to delegate all or any of its responsibilities and powers under the plans to individual officers or associates of the Company or a subsidiary, except its authority or responsibility with regard to awards to persons subject to Section 16 of the Exchange Act.  The Compensation Committee has delegated limited authority to the Company's Chief Executive Officer to make grants outside of the annual long term incentive program, such as grants to new hires and special retention related grants, individually valued in excess of $100,000, and to the Company's Chief Human Resources Officer to make such grants individually valued at less than $100,000.  Neither officer is permitted to grant awards to persons subject to Section 16 of the Exchange Act.

The Compensation Committee is governed by a written charter, which further sets forth the Compensation Committee's responsibilities and duties, a copy of which appears on the Company's website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.  Additional information regarding the functions and role of the Compensation Committee is set forth under "Compensation Discussion and Analysis – Role of the Compensation Committee" on page 27.

            Corporate Governance and Nominating Committee

The Corporate Governance Committee is currently comprised of Ms. Pickering (Chair) and Messrs. Bertucci and Levens (Vice Chair).  Messrs. Bertucci and Levens were appointed to the Corporate Governance Committee in June 2015.  Messrs. Fowler and Horne served on the Corporate Governance Committee until June 2015.  The Board has determined that Ms. Pickering and Messrs. Bertucci and Levens are each independent under applicable NASDAQ rules.  The Corporate Governance Committee oversees a broad range of issues surrounding the composition and operation of the Board and its committees.  The Corporate Governance Committee's Charter is available on the Company's website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

 Director Qualifications, Qualities, and Skills.  The Corporate Governance Committee has adopted criteria that it uses when it recommends individuals to be nominated for election to the Board.  First, a prospective candidate must meet any eligibility and qualification requirements set forth in any Company, Board or Committee governing documents. In addition, the Corporate Governance Committee believes that directors must demonstrate a variety of personal traits, leadership qualities, and individual competencies.  The Corporate Governance Committee considers the following criteria in evaluating nominees: integrity, honesty and reputation; financial, regulatory and business experience; familiarity with and participation in one or more communities served by the Bank; dedication to the Company and its shareholders; and independence.  For individuals considered for Board leadership roles, the following skill sets are also required: communications skills, facilitation skills, crisis management skills, and relationship building and networking skills. In considering candidates for director, the Corporate Governance Committee reviews these criteria and skills in light of the composition and needs of the current Board of Directors and its various committees.

Diversity Considerations.  The Corporate Governance Guidelines do not specifically define diversity.  The Corporate Governance Committee believes that the Board should have directors from diverse backgrounds and with a diversified set of business skills and experience.  In practice, the Corporate Governance Committee has viewed diversity as the collective range of experiences, skills, talents, perspectives, and cultures that all nominees would bring to the Board.  Moreover, the Corporate Governance Committee considers whether the Board, as a whole, reflects the diverse regions and lines of business of our markets and the customers we serve.

Identification of New Directors. The Corporate Governance Committee may identify potential directors in a number of ways.  The Corporate Governance Committee may consider recommendations made by current or former directors, members of executive management and, where appropriate, the Company may retain a search firm to identify candidates.  In addition, the Corporate Governance Committee will consider director candidates recommended by our shareholders.  The Committee will evaluate candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others.  The Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Corporate Governance Committee does not perceive a need to increase the size of the Board.

For the Corporate Governance Committee to consider a director candidate for nomination submitted by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive office.  Each submission must include the same information that would be required for a director directly nominated by a shareholder as specified in our Bylaws.  See "Shareholder Proposals for the 2017 Annual Meeting."  For purposes of the 2017 Annual Meeting, any such recommendation must be received by the Corporate Secretary not later than November 10, 2016.

Board Risk Committee

The Board Risk Committee is comprised of independent Company directors Messrs. Levens (Chair), Estabrook, Horne (Vice Chair), Nickelsen, Roseberry and Ms. Pickering.  Ms. Pickering was appointed in June 2015.  The Board Risk Committee reviews the Company's processes for identifying, assessing, monitoring, and managing credit risk, liquidity risk, market risk, operational risk, reputational risk, and strategic risk.  The Board Risk Committee assesses the operational processes associated with the Company's potential risk related to business recovery, compliance, corporate insurance, and legal.  The Board Risk Committee may solicit and receive information from other committees as appropriate to fulfill its enterprise-wide risk management oversight function.  The Board Risk Committee acts pursuant to a written Charter, a copy of which is available on the Company's website under the Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.

            Board's Role in Risk Oversight

The Board recognizes that risk management is an enterprise-wide responsibility.  The Board oversees the Company's corporate risk governance processes through its committees.  The Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports from the appropriate risk supervisor within the Company to enable it to understand the risk identification, risk management and risk mitigation procedures.  The Board Risk Committee assists the Board in the assessment and management of the Company's policies, procedures and practices relating to credit risk, liquidity risk, market risk, operational risk, reputational risk, and strategic risk.  The Audit Committee reviews the Company's control systems to manage and monitor financial risk with management and the internal audit group.  The Compensation Committee evaluates and manages any risks posed by compensation programs.  In addition, the Board and executive management have appointed a Chief Risk Officer, who is a member of executive management, to support the risk oversight responsibilities of the Board and its committees and to involve the appropriate personnel in risk management by establishing committees responsible for oversight of the many risks faced by the Company.  The Chief Risk Officer reports to the Board each quarter on the Company's enterprise-wide risk management systems.

COMPENSATION OF DIRECTORS
Cash Compensation

During 2015, the Company paid its non-employee directors annual retainer fees of $30,000, except that the Chairman of the Board received an annual retainer fee of $50,000.  The Company paid additional annual retainers to committee chairs as follows:  Audit Committee, $10,000; Compensation Committee, $7,500; Board Risk Committee, $7,500; Credit Risk Management Subcommittee of the Board Risk Committee, $5,000; and Corporate Governance and Nominating Committee, $5,000.  Although this does not apply to our current committee composition, any director chairing multiple committees is only paid the higher committee chair retainer.  The Company also pays an audit disclosure annual retainer of $1,200 to a member of the Audit Committee for additional review of quarterly filings.  In addition to the retainer, the Company paid non-employee directors a fee of $1,750 per Board meeting attended and directors serving on any committees are paid $1,000 for each committee meeting attended.  The Bank also maintains an operating board whose members are the same as the members of the Company's Board.  Non-employee Company directors do not receive any additional fees for service on the Bank board.  In addition, as part of our community outreach efforts we maintain "market boards" in many of our market areas.  Leading members of the community are asked to serve on these market boards together with management.  Market board members provide management with insight into trends and opportunities in our key markets and support and promote the Bank in the communities served.  We may request that our Company directors also serve on a market board.  Non-employee Company directors serving on our market boards do not receive any additional fees for such service.

Each non-employee director may elect to receive payment of the retainer fees and meeting fees in the form of cash; in shares of Company common stock purchased through the Automatic Dividend Reinvestment and Direct Stock Purchase Plan (not to exceed $100,000 in Company common stock per year with the remainder paid in cash); or they may elect to defer all or any portion of their fees under the Company's Nonqualified Deferred Compensation Plan.

During 2015, the Compensation Committee engaged McLagan, an Aon Hewitt company (McLagan), as its independent compensation consultant, to review our director compensation program, including a comparison of our program against the programs of the bank and financial holding companies in our Peer Bank Group (see description of this group in the Compensation Discussion and Analysis).  After reviewing McLagan's report, the Compensation Committee recommended and the Board approved, the following changes to the cash portion of the program effective January 1, 2016:  a $10,000 increase to the annual retainer paid to the Chairman of the Board. a $2,500 increase to the annual retainer paid to each committee chair, and elimination of the $1,200 additional audit disclosure annual retainer.

Equity Compensation

In January 2015, each non-employee director received an annual equity grant valued at $30,000.  The number of shares delivered was based on the closing price of our common stock on the date prior to the award, rounded to the nearest whole share.   Beginning in 2016, as part of the revisions to our director compensation program, each non-employee director will receive an annual equity grant valued at $45,000.

Director Stock Ownership Guidelines

Directors must own either 5,000 shares of Company common stock or stock worth five times their annual cash retainer.  Each director has until June 16, 2016 or five years from the date of their election to the Board, whichever is later, to satisfy the stock ownership expectation.  The valuation will be based on the closing price on the last trading day of the preceding calendar year.  In addition, if a director does not reach his or her guideline at the end of the applicable period, the director must hold one-half of any shares acquired from the Company until the guideline is met.  The minimum share guidelines will be re-evaluated at least once every five years to account for significant fee structure changes.  All of our current directors meet the ownership guidelines.

2015 DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Frank E. Bertucci	$68,500	$30,493	$98,993
James B. Estabrook, Jr.	86,500	30,493	116,993
Hardy B. Fowler	83,500	30,493	113,993
Terence E. Hall	55,000	30,493	85,493
Randall W. Hanna	68,500	30,493	98,993
James H. Horne	76,500	30,493	106,993
Jerry L. Levens	82,200	30,493	112,693
R. King Milling	30,500	30,493	60,993
Eric J. Nickelsen	68,500	30,493	98,993
Thomas H. Olinde	59,500	30,493	89,993
Christine L. Pickering	73,500	30,493	103,993
Robert W. Roseberry	50,250	30,493	80,743
Anthony J. Topazi	54,750	30,493	85,243

(1)	Reflects the grant date fair value of common stock granted to all non-employee directors as of January 29, 2015. On that date, each director received 1,171 shares.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

During 2015, the members of our Compensation Committee were Messrs. Bertucci, Fowler, Hall, Hanna, Olinde, and Topazi.  None of the members of our Compensation Committee (i) has been an officer or employee of our Company or any of our subsidiaries or (ii) had, during the last completed fiscal year, any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K.  In addition, in the last fiscal year, no executive officer of our Company served as a director or member of the compensation committee (or its equivalent) of the board of directors of another entity whose executive officer(s) served on our Board or our Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during our 2015 fiscal year to individuals who served as our Chief Executive Officer or Chief Financial Officer during the year, and to our three other most highly-compensated executive officers (our named executive officers or NEOs).  Our fiscal 2015 NEOs are:

John M. Hairston, President and CEO
Michael M. Achary, Chief Financial Officer
Joseph S. Exnicios, President, Whitney Bank
D. Shane Loper, Chief Operating Officer
Edward G. Francis, Chief Banking Officer during 2015

Later in this proxy statement under the heading, "Executive Compensation," we have included tables containing specific information about the compensation earned by or paid to our NEOs in 2015.  The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Executive Summary

2015 was a year of continued growth and progress for Hancock Holding Company, building upon our stated strategic initiative to become the Gulf South's premier financial institution.  Our operating strategy is to provide customers with the financial sophistication and range of products of a regional bank, while successfully retaining the commercial appeal and level of service of a community bank. The Company's size and scale enables us to attract and retain high quality associates who are focused on executing this strategy.

The main industries along the Gulf Coast are energy and related service industries, military and government-related facilities, educational and medical complexes, petrochemical industries, port facility activities and transportation and related industries, tourism and related service industries, and the gaming industry. As a result of recent stress in the energy sector, we are working to reduce our overall concentration in the energy and related service industries while continuing to grow in other areas, creating a more diversified portfolio.

Our priority is growing core revenue in our existing markets, controlling expenses, and managing through the challenges of the current energy cycle. We have invested in promoting new and enhanced products that contribute to the goal of diversifying our sources of revenue and increasing core deposit funding. We will continue to evaluate future acquisition opportunities that have the potential to increase shareholder value, provided overall economic conditions and our capital levels support such a transaction. We remain focused on maintaining two hallmarks of our past culture: a strong balance sheet and a commitment to excellent credit quality.

Overview of Fiscal 2015

During 2015, the depth and duration of the current energy cycle downturn continued to increase and lengthen from initial projections. Outside of energy, we continued to grow the balance sheet organically and added over $2.1 billion in total assets. Overall for 2015, core revenue increased by $33 million, loans increased 13% and deposits grew 11%.  While expenses were slightly higher than expected, they were for the most part incurred in connection with revenue-generating initiatives as we continue to reduce our concentration in energy-related revenue.

As we begin 2016, we are focused on growth in core pre-tax and pre-provision earnings, and plan to accomplish this through continued growth in core revenue, controlling expenses and managing through the challenges of today's energy cycle.

As further discussed below, a portion of the Company's annual incentive plan is based on pre-determined goals measured by the financial performance of the Company, including growth in core earnings per share, deposits and loans. The Company's financial and operational accomplishments for fiscal 2015 include the following highlights:

•	An increase in core revenue of $33 million for the 12-months ending December 31, 2015
•	An increase in total loans of $1.8 billion, or 13%, for the 12-months ending December 31, 2015
•	An increase in total deposits of $1.8 billion, or 11%, for the 12-months ending December 31, 2015
•	Tangible common equity ratio at December 31, 2015 of 7.62%

Core revenue is a non-GAAP financial measure defined as total revenue less purchase accounting adjustments.  A reconciliation of core revenue to reported revenue for 2015 and 2014 is as follows:

	Year Ended December 31,
($ in millions)	2015	2014
Core Revenue (TE)
Reported Net Interest Income (TE)	$638.8	$665.3
Reported Noninterest Income	236.9	228.0
Reported Revenue (TE)	875.7	893.3
Adjustments:
Purchase Accounting Accretion, net	(35.1)	(92.5)
Indemnification Asset Amortization	5.7	12.1

Core Revenue (TE)	$846.3	$812.9

For more information about our business, please see "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2015.

2015 Compensation Program Highlights

The following results and key decisions by our Compensation Committee support our pay for performance philosophy and also highlight the Compensation Committee's focus on protecting our shareholders' interests.

●
New LTI Performance Measures. Long-term incentive performance awards approved in 2015 contain two performance metrics – core earnings per share (core EPS) and total shareholder return (TSR).  TSR has historically been used in these awards, and the Compensation Committee added a core EPS component to the awards in 2015 in order to provide a performance metric for a portion of the awards that was more directly within the control of our management team.  While the TSR metric is measured relative to a group of peer companies, the core EPS metric is measured against our own internal goals for 2016 and 2017 approved by the Compensation Committee. These two performance metrics were chosen because we believe they provide the most direct measurement of value creation for shareholders.

●
Mandated Post-Vest Holding Periods.  Beginning in 2015, LTI awards granted to our executive officers include a mandatory two-year post-vest holding requirement. This holding requirement supports alignment between our executives and our shareholders, focuses the executives on long-term sustained performance, provides a means for recovery in the event of a clawback, and provides discounts in the fair value of the award, thus reducing the expense of the equity program to the Company.

●
Forfeiture of Performance Awards.  Performance awards granted under our LTI program with a performance period ending in December 2015 were forfeited in early 2016 due to our failure to achieve the underlying performance metric. Collectively, our named executive officers forfeited performance awards valued at over $847,222, calculated using the closing stock price of our common stock on December 31, 2015, the last day of the performance period.

At our 2015 annual meeting, our shareholders again, as they had in the prior year, showed support of the Compensation Committee's decisions regarding executive compensation for fiscal 2014, with more than 97% of voting shareholders casting their vote in favor of the say-on-pay resolution.  The Compensation Committee has considered and will continue to consider our shareholders' views when making executive compensation decisions in the future.

Executive Compensation Best Practices

Our executive compensation program is designed to create an appropriate linkage between executive pay, Company performance, and the return on shareholder investment.  Over the last few years, the Compensation Committee has worked with its independent consultants to evaluate the program and maintain alignment with shareholders' interests and to incorporate strong governance standards within our compensation program, such as:

●	A Significant Percentage of Executive Target Compensation is Performance-Based. More than 60% of Mr. Hairston's total target direct compensation (base salary, target annual incentive, and target long-term incentive awards) and more than 50% of the total target direct compensation of our other NEOs is performance-based, meaning that either it is at risk and must be earned on the basis of attainment of corporate and individual performance goals (in the case of annual incentive awards) or its future value is contingent upon the future performance of the Company's common stock (in the case of our performance stock awards).
●	Majority of Long-Term Incentives Based on Stock Performance. As CEO, Mr. Hairston received 70% of his equity grant in performance stock awards, with the other NEOs receiving 60% of their equity grant in performance stock awards. The Compensation Committee believes that weighting the equity grants more toward performance stock awards provides better alignment of the executives' compensation with our shareholders' interests.
●	No Excise Tax Gross-Up Provisions. None of the change in control agreements in place for our NEOs or other executives provides for excise tax gross-ups. Instead, these agreements provide for a "best of net" approach to address any potential excise tax payments that might be triggered by a change in control. (See "Elements of Our Compensation Program – Use of Employment Contracts and Change in Control Agreements" herein.)
●	Clawback Policy. The Compensation Committee has adopted a clawback policy that empowers the Board to recover a bonus or other incentive compensation paid to any NEO or executive officer in appropriate circumstances where there has been a material restatement of the Company's financial statements.
●	Limited Perquisites. We generally provide only limited perquisites to our executives, consistent with our goal of aligning our executives' interests with the interests of our shareholders.
●	Executive Stock Ownership Requirements. Under our stock ownership guidelines, our CEO must own either 90,000 shares or stock worth five times his base salary, and our other executive officers must own either 30,000 shares or stock worth three times their base salary. If an executive does not own the requisite number of shares by the required date, the executive must retain ownership of one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met.
●	Trading Restrictions. The Company's Insider Trading Policy prohibits our executive officers from engaging in speculative trading activities with respect to our common stock through derivative or futures contracts such as puts, calls or short sales.
Objectives of the Company's Compensation Program

Our compensation program is designed to achieve the following objectives:

•	drive performance in support of the Company's financial goals, balancing short-term and intermediate operational objectives and performance with long-term strategic goals;
•	align executives' long-term rewards with the interests of our shareholders;
•	provide increased compensation opportunities for exceptional individual performance, which can result in differentiated compensation among executives who are otherwise of comparable rank; and

•	place at risk a significant portion of total compensation, making it contingent on Company performance but in a manner consistent with our risk management policies.

Role of the Compensation Committee

The Compensation Committee is responsible for annually assessing the performance of our NEOs and for determining both their annual salary and incentive (short- and long-term) compensation opportunities.  Each of the six members of our Compensation Committee is independent as that term is defined under NASDAQ listing standards.  The Compensation Committee from time to time retains independent executive compensation consultants to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation practices consistent with our business goals and pay philosophy.

In 2015, the Compensation Committee engaged McLagan, an Aon Hewitt company (McLagan) to provide this advisory service to the Compensation Committee. The scope of McLagan's executive compensation consulting assignments included a comparison of our current levels of base salary, annual cash incentive opportunity and equity-based compensation to those paid by bank and financial holding companies in the Peer Bank Group (listed below). McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with the Company or its management.  The Compensation Committee assessed the independence of McLagan under the applicable SEC and NASDAQ rules and concluded that McLagan's engagement presented no conflicts of interest.  The Compensation Committee considered data developed by McLagan in its assessment of whether each element of the executives' compensation package was competitive with the market and to determine whether any adjustments were appropriate.  This information was also used to establish the parameters of long-term incentives granted to the NEOs.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the Chief Human Resources Officer and other members of the Company's human resources team, who provide administrative support to the Compensation Committee, as requested.  Occasionally, executives may attend a Compensation Committee meeting to discuss Company and individual performance or to provide pertinent financial, tax, accounting, or operational information.  Executives in attendance may provide their insights and suggestions, but only the independent Compensation Committee members have the right to vote on decisions regarding executive compensation.

For each executive officer other than himself, the Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation.  The Compensation Committee reviews recommendations made by our Chief Executive Officer and information from the McLagan executive compensation review in determining compensation levels and program designs for our executives.  The Compensation Committee's decisions are based on a variety of factors, including short- and long-term Company performance, the officer's level of responsibility, an assessment of individual performance and competitive market data.  The Chief Executive Officer is excused from the meeting before decisions are made on his compensation.

Role of Compensation Consultant and Review of Market Data

The Compensation Committee periodically reviews and analyzes market data provided by McLagan in an effort to assure that our executive officer compensation is competitive.  Prior to 2015, such a review was last conducted in 2013, and while a similar review was conducted in the third quarter of 2015, it did not impact the establishment of our 2015 executive compensation levels. As part of the 2013 review, we compared compensation paid to our executive officers with compensation paid to executive officers in similar positions at banks, bank holding companies and financial holding companies of comparable size (the Peer Bank Group).  We used the market information compiled in 2013 as well as additional information regarding the ongoing movement of executive compensation in the banking industry to test the reasonableness of the compensation decisions we made for 2015.

As part of the 2015 review of executive compensation, we determined it was appropriate to refresh the Peer Bank Group used in the 2013 review, in order to ensure that the group reflects changes to both our organization and peer banks over the intervening years. The Peer Bank Group is designed to align with the Company's business profile and external environment, and positions the Company close to the peer group median in terms of asset size. The Peer

Bank Group selected in 2015 is comprised of banks, bank holding companies and financial holding companies with total assets ranging from $12.1 billion to $36.4 billion at the time of selection.  The median total assets for the 2015 Peer Bank Group was $20.9 billion, which positioned the Company at the 49th percentile of the peer group.  In general, the 2015 Peer Bank Group is substantially similar to the 2013 Peer Bank Group, with certain exceptions. Specifically, we have deleted two companies that were acquired and one company with poor financial performance. We have replaced these companies with three new companies that are within the criteria noted above. We intend to refer to the 2015 Peer Bank Group in establishing compensation levels and program design features for 2016 and future years.

The Company's new 2015 Peer Bank Group consists of the following 20 banks, bank holding companies and financial holding companies (the * indicates the companies that are new for 2015):

COMPANY NAME, HEADQUARTERS' STATE	TICKER
Associated Banc-Corp, WI	ASB
BancorpSouth, Inc., MS	BXS
Bank of Hawaii Corporation, HI	BOH
Commerce Bancshares, Inc., MO	CBSH
Cullen/Frost Bankers, Inc., TX	CFR
F.N.B. Corp., PA*	FNB
First Horizon National Corporation, TN	FHN
FirstMerit Corporation, OH	FMER
Fulton Financial Corporation, PA	FULT
IBERIABANK Corp., LA	IBKC
People's United Financial, Inc., CT	PBCT
Prosperity Bancshares Inc., TX	PB
Synovus Financial Corporation, GA	SNV
TCF Financial Corporation, MN	TCB
Trustmark Corp., MS*	TRMK
UMB Financial Corp., MO	UMBF
Umpqua Holdings Corp., OR*	UMPQ
Valley National Bancorp, NJ	VLY
Webster Financial Corporation, CT	WBS
Wintrust Financial Corporation, IL	WTFC

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should provide the opportunity for enhanced levels of financial reward for achievement of higher levels of performance; should recognize and reward both short- and long-term performance; and should be competitive with our peers so we can attract and retain talented and skilled executives. After careful consideration and analysis of market survey data provided by the Compensation Committee's executive compensation consultant, executive officer compensation is set at levels we believe to be competitive with the Company's Peer Bank Group and compatible with our internal business plans.  While the Compensation Committee considers many factors in setting executive compensation, generally the Compensation Committee strives to achieve a market position for an executive's total compensation at approximately the median of the Peer Bank Group assuming the Company's performance is consistent with that group.

Elements of Our Compensation Program

In 2015, our executive officer compensation program consisted of the following elements:  base salary, annual cash incentives, long-term equity incentives, retirement benefits, change of control protections and other benefits, including limited perquisites.

Base Salary

We pay base salaries to our executive officers as compensation for performing their day-to-day responsibilities. Base salaries are set based on a variety of factors, including competitive pay levels within the Peer

Bank Group and our industry, internal pay alignment and equity, and an overall assessment of Company and individual performance.  We rely substantially on industry and Peer Bank Group salary survey data provided by the Compensation Committee's compensation consultant to evaluate whether the base salaries of our executives are competitive in the marketplace and also evaluate the actual performance of each executive to determine if base salary increases are warranted.  The Compensation Committee may, however, set an executive's salary above the Peer Bank Group median if it determines that specific performance, needs or other circumstances justify a base salary at a higher level.

The Compensation Committee last adjusted the base salaries of our NEOs on January 1, 2013. The Compensation Committee did not adjust base salaries during 2014 or 2015.  On October 29, 2015, after review and discussion of the 2015 Peer Bank Group compensation study, the Compensation Committee determined that the base salaries of our executives were significantly below the competitive range for peer executives and approved the following base salary increases for each of our NEOs effective January 1, 2016:

NEO	2015 Salary	Increase effective 2016	2016 Salary	Percentage Increase
John M. Hairston	$707,000	$90,157	$797,157	12.8%
Michael M. Achary	$400,000	$25,570	$425,570	6.4%
Joseph S. Exnicios	$375,000	$44,580	$419,580	11.9%
D. Shane Loper	$400,000	$42,453	$442,453	10.6%
Edward G. Francis	$375,000	$21,260	$396,260	5.7%

The Compensation Committee's philosophy is that executives' base salaries should be within 15% (plus or minus) of the market 50th percentile of the Peer Bank Group. Over the last couple of years, the Company has reduced the size of its executive team in number and in total compensation expense. As a result of this rightsizing, the Company has expanded the scope of responsibility of many of our remaining executives. After reviewing the Peer Bank Group compensation study and deliberation, the Compensation Committee approved base salary increases noted above, which moved each of our NEOs closer to this targeted level accounting for the change in responsibilities. Even after these increases, the base salaries of our NEOs individually and in aggregate continue to remain below the market median.

Annual Cash Incentive

The Company uses annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives.  The Executive Incentive Plan for 2015 was designed to focus executive officers towards continuing to improve both corporate and individual performance.  In furtherance of this goal, each of the two components of the annual cash incentive plan, corporate performance and individual performance, is independently funded and evaluated. Further, the relative weighting of the corporate and individual components varies by executive, based on the level of corporate responsibility and the impact each executive's position has on the corporate components.

Under the annual cash incentive plan, our NEOs were eligible to receive an annual cash incentive award based on a target percentage of their annual base salary earnings. For 2015, the table below discloses for each NEO the weighting of each performance component, and the possible total award payout levels, stated as a percentage of the officer's base salary received during the year:

	Corporate Component				Individual Component
NEO	Weighting	Min	Target	Max	Weighting	Min	Target/Max
John M. Hairston	90%	40%	80%	160%	10%	0%	80%
Michael M. Achary	85%	30%	60%	120%	15%	0%	60%
Joseph S. Exnicios	85%	30%	60%	120%	15%	0%	60%
D. Shane Loper	85%	30%	60%	120%	15%	0%	60%
Edward G. Francis	70%	30%	60%	120%	30%	0%	60%

For 2015, the corporate component of the annual cash incentive plan used three key performance measurement metrics:  core EPS, average annual loan growth, and average annual deposit growth.  Core EPS is defined as earnings per share that excludes the impact of all purchase accounting adjustments as well as any non-operating costs.  The Compensation Committee may also approve additional adjustments as it deems appropriate as discussed below based on its overall assessment of Company performance against the performance of regional and top quartile peers and consideration of other corporate strategic objectives. The individual component of the plan is determined based on a subjective assessment by the Compensation Committee of each executive's performance relative to certain pre-established goals, as described below.

The financial performance goals under the corporate component of the 2015 Executive Incentive Plan and actual results for 2015 are set forth below:

Corporate Performance Goal	% of Corporate Component	2015 Threshold (Represents 80% Completion of Target)	2015 Target	2015 Maximum (Represents 120% Completion)	2015 Actual Results
Core EPS	60%	$1.84	$2.30	$2.76	$1.73
Average Annual Loans	20%	$11.61 billion	$14.52 billion	$17.42 billion	$14.43 billion
Average Annual Deposits	20%	$13.28 billion	$16.61 billion	$19.93 billion	$17.12 billion

To determine the final completion percentage of the corporate component, the Compensation Committee uses two assessment measures: 1) actual corporate performance as compared to the pre-established corporate performance goals, and 2) the Company's performance as compared to the  performance of certain regional peers and the performance of a top quartile peer group (consisting of top performing banks in the country based upon their three-year ROAA with assets ranging from $10 billion to $30 billion), as well as the Company's progress with respect to certain corporate strategic objectives.  Based on the Company's performance against our performance relative to a regional and top quartile group's performance as well as our corporate strategic objectives, the Compensation Committee has the discretion to increase or decrease the completion percentage of the corporate component.

For 2015, comparing actual corporate performance to the 2015 targets, the corporate component aggregate percentage was 42.78%. The resulting percentage was driven by the below threshold performance in core EPS, which accounted for 60% of the corporate component, combined with the strong performance achieved in both loan and deposit growth.  The 2015 core EPS target had been established by the Committee in early 2015, before the duration and severity of the steep decline in oil and gas prices was known.  The Company continued to assess the impact of the depressed levels of oil and gas prices on its energy loan portfolio throughout the year, taking appropriate measures to augment its allowance for loan losses tied to its energy loan portfolio by taking timely provisions for loan losses. The Company's total provision for 2015 was approximately $73 million, the overwhelming portion of which was used to build its allowance for energy-related loan losses by approximately $66 million, even though the energy-related loan portfolio only comprises 10% of total loans. In making its bonus decisions, the Compensation Committee believed that it was appropriate to take into account the unexpected and disproportionate impact that the impaired energy industry business climate had on the Company's performance and ability to achieve its 2015 targets.  The Compensation Committee noted that but for the unusual level of loan loss provisions that were taken in 2015, core EPS would have been in excess of the threshold target, resulting in a corporate component completion percentage exceeding 72% at a minimum.  After considering this information and reviewing our overall financial performance compared to regional and top quartile peers and the progress towards meeting our internal corporate strategic objectives, the Compensation Committee determined that annual cash incentive awards to our executive officers were warranted and exercised its discretion to increase the corporate completion percentage by 25% to 67.78%.  This decision contrasts with the actions taken by the Committee for 2014, when despite the Company's achievement of above target performance on the corporate performance goals, the Committee exercised discretion to reduce the annual cash incentive payments to the executives by approximately 22% based on the Company's performance relative to external peers and internal strategic objectives.

A reconciliation of the 2015 core EPS metric of the corporate component, which is a non-GAAP financial measure, to reported earnings for 2015 is as follows:

	Year Ended December 31, 2015
	Amount
	(in millions)	EPS
Reported Net Income	$131.5	$1.64

Nonoperating Items:
Expense & Efficiency initiatives	16.2	0.20
Security Transaction Gains	(0.3)	-
Taxes on Adjustments	(5.6)	(0.07)

Operating Income	$141.8	$1.77

Purchase Accounting Adjustments	(5.2)	(0.06)
Taxes on Adjustments	1.8	0.02

Core Income	$138.4	$1.73

With respect to the individual components, the goals in 2015 for each executive were generally grouped into the following categories: 1) leadership competency, 2) operational objectives, 3) budget adherence, 4) expense initiative run rate adherence, and 5) adherence to regulatory requirements and risk controls. The individual goals were evaluated by the Compensation Committee and the CEO (for officers other than himself) based on the performance of each executive in those areas.

For the year ended December 31, 2015, the following cash bonuses were awarded:

Named Executive Officer	Corporate Weighting	Corporate Completion	Corporate Component	Individual Weighting	Individual Completion	Individual Component	Total Cash Incentive
John M. Hairston	90%	67.78%	$349,008	10%	82.18%	$47,018	$396,026
Michael M. Achary	85%	67.78%	$139,867	15%	86.50%	$31,499	$171,366
Joseph S. Exnicios	85%	67.78%	$131,125	15%	87.50%	$29,872	$160,997
D. Shane Loper	85%	67.78%	$139,867	15%	71.75%	$26,128	$165,995
Edward G. Francis	70%	67.78%	$107,985	30%	59.00%	$40,285	$148,270

Long-Term Incentives

The purpose of our long-term incentive program is to assure that our executives focus not only on short-term returns but also on achieving long-term Company goals, growth and creation of shareholder value.  We further believe that equity ownership by our executive officers aligns executives' interests with those of our shareholders.  In 2015, the Compensation Committee continued its practice of using only restricted stock and performance stock awards for long-term incentive compensation, with a higher percentage of the total award value being delivered to our NEOs in the form of performance stock awards (PSAs).  This relative weighting of the award values strengthens the alignment of the executive and shareholder interests. The PSAs granted in early 2015 only provide value to the executive if our relative TSR (defined below) outperforms our peers and if certain operational objectives are achieved, as described below.  However, we continue to use restricted stock awards (RSAs) as a portion of our long-term award because we believe it provides a retention incentive for the executive.  For PSAs approved in 2015, the Compensation Committee elected to add a second performance measure in addition to TSR – core EPS, which the Compensation Committee believes also provides an effective measurement of shareholder value creation.

The Compensation Committee sets the target value of the equity awards granted as a percentage of each executive's base salary, with the target percentage based upon the executive's position.  We believe using a percentage of base salary as the target provides us greater control and consistency relative to the value of equity awards we grant each year.  For 2015, the long-term incentive allocations for the NEOs were as follows:

Named Executive Officer	Target Value of LTI as a % of Base Salary	LTI Target Value	% Delivered in Performance Awards	% Delivered in Restricted Stock
John M. Hairston	120%	$848,000	70%	30%
Michael M. Achary	75%	$300,000	60%	40%
Joseph S. Exnicios	70%	$262,500	60%	40%
D. Shane Loper	75%	$300,000	60%	40%
Edward G. Francis	70%	$262,500	60%	40%

The restricted stock vests based on continued service, with the awards granted in 2015 vesting in annual increments over a three-year period. The PSAs granted as part of the 2015 program (which were approved in October 2015 with a grant date in January 2016) are described below.  Both the restricted stock and performance stock awards granted under the 2015 program include a two-year post-vest holding period applicable to the net shares issued upon vesting of the award and payment of withholding taxes.

As noted above, for the PSAs approved in 2015, the Company bifurcated the grant into two equally weighted awards, one using a three-year relative TSR performance metric and the other a two-year EPS metric. We believe these performance metrics provide a direct alignment of executive and shareholder interests.

•
TSR Awards – The payout level of the TSR award is determined based on the relative rank of the Company's TSR among a 44 company peer group, which is the same peer group used for these performance awards since the inception of the program, except for companies that have been removed due to acquisitions.  If over the three-year measurement period the Company's TSR performance is below the peer group's 25th percentile, no portion of the award is earned, while TSR performance at or above the 75th percentile against peers would result in a payout of 200% of target award.

• 
Core EPS Awards – The core EPS award has a two-year performance measurement period followed by a one-year service period. Between 0% and 200% of the target award will be earned based upon the level of collective core EPS achieved over the performance period as compared to the target level, with 80% of target core EPS earning 50% payout and 120% of target core EPS earning 200% payout.

For all PSAs granted, results that fall in-between the "maximum," "target" and "minimum" levels of the applicable performance criteria will be paid out on a sliding scale. Because the PSAs granted as part of the 2015 long-term incentive program have a January 2016 grant date, they are not reflected in the "Summary Compensation Table" or "Grants of Plan-Based Awards Table" herein (although the award for each NEO is described below).

Our NEOs received the following long-term incentive awards for fiscal year 2015 (including PSAs granted in January 2016):

Named Executive Officer	2015 RSAs	2015 Value of RSA Awards (1)	2015 PSAs (represents the target awards granted Jan. 2016)	2015 Value of PSA Awards	2015 Total Award Value (1)
John M. Hairston	8,844	$254,530	23,594	$593,861	$848,391
Michael M. Achary	4,170	$120,013	7,152	$180,016	$300,028
Joseph S. Exnicios	3,648	$104,989	6,258	$157,514	$262,503
D. Shane Loper	4,170	$120,013	7,152	$180,016	$300,028
Edward G. Francis	3,648	$104,989	6,258	$157,514	$262,503

(1)	For purposes of determining the RSAs and PSAs to be granted, the Compensation Committee values each award based on the closing price of our common stock on the day prior to the effective date of the grant, which values are reflected in the table above. For purposes of determining the grant date fair value of the awards to be reported in the "Summary Compensation Table," the awards are valued in accordance with FASB ASC Topic 718 as required by SEC rules, with the PSAs subject to the TSR metric valued as of the grant date based on probable outcomes and the PSAs subject to the core EPS metric valued as of the date of grant.

2014 PSAs – In 2014, the Compensation Committee approved PSAs with a three-year relative TSR performance metric, which was designed to provide direct alignment of executive and shareholder interests. The payout level of this award is determined based on the relative rank of the Company's TSR among a 47 company peer group over the three-year period from 2015 – 2017.  If the Company's TSR performance is below the peer group's 40th percentile, no portion of the award is earned, while TSR performance at or above the 90th percentile against peers would result in a payout of 200% of the target award.  The 2014 PSA Awards were approved in October 2014, but had a January 2015 grant date, and are thus reflected in the "Summary Compensation Table" and "Grants of Plan-Based Awards Table" herein.

Forfeiture of 2012 PSAs – The three-year performance period for the PSAs approved in 2012 ended December 31, 2015.  The Company's relative TSR compared to the applicable peer group was below the threshold level of performance, which resulted in our executive officers forfeiting the awards.  In particular, our named executive officers forfeited 33,660 shares valued at $847,222 as of December 31, 2015.

Retirement Benefits

Retirement benefits also play an important role within our overall executive compensation strategy because by providing financial security at retirement, our executives are incentivized to remain long-term employees of our Company.  Based on information provided by the Compensation Committee's consultant, we believe that our retirement program, including the benefits that are earned based on service, is comparable to programs offered by the companies in our Peer Bank Group.  It continues to be an essential component in ensuring that our executive compensation program remains competitive.

During 2015, the Company maintained the following two retirement plans available to all eligible employees:

•	Hancock Holding Company Pension Plan
•	Hancock Holding Company 401(k) Savings Plan

The Hancock Holding Company Nonqualified Deferred Compensation Plan was also available to our NEOs, and Mr. Exnicios remains eligible for benefits under the Whitney Holding Corporation Retirement Restoration Plan.  These plans are described in more detail under "Executive Compensation – Pension Benefits" and "Executive Compensation – Nonqualified Deferred Compensation" herein.

Perquisites and Other Benefits

We seek to maintain a cost conscious culture in connection with the benefits we provide to our executive officers, consistent with our objective to tie a significant portion of executive compensation to Company performance.  Our NEOs receive limited perquisites, such as club memberships, free parking, and a Company provided vehicle.  The Company also charters aircraft that the NEOs may use periodically.  As outlined in the Company's Corporate Aviation Usage Policy, personal use of the aircraft is discouraged.  However, any personal use of the aircraft, including a spouse flying to attend a business function but not a formal part of the agenda, will trigger imputed income to the NEO calculated according to IRS guidelines.  In situations where a spouse is required to attend an event and is not a formal part of the agenda as outlined in the Internal Revenue Code, the Company will pay to the NEO a grossed-up amount equal to the tax on such imputed income incurred by the NEO.  We also provide our executive officers long-term disability insurance coverage that provides tax-free benefits.  Based on information provided by the Compensation Committee's consultant, we believe the perquisites provided to our NEOs are reasonable in light of industry practices and perquisites available to executive officers of the companies in our Peer Bank Group.  We review the perquisites provided to our executive officers periodically to ensure that our benefits are consistent with our overall compensation objective of providing competitive compensation to our executive officers.

Use of Employment Contracts and Change in Control Agreements

We do not have employment contracts with the NEOs.  However, each NEO has a change in control agreement that protects the executive's employment for a period of time following a change in control of the

Company.  The occurrence or potential occurrence of a change in control would create uncertainty regarding whether the employment of certain of our executive officers whom we consider to be key employees would be continued.  In the Compensation Committee's view, providing these change in control protections better enables the executive officers to focus on the Company's business and serve the shareholders' interests, particularly during periods of consolidation or merger and acquisition activity within the banking industry.

Each NEO's change in control agreement, among other things, protects the executive's employment for two years following a change in control of the Company.  Under the agreements, if the executive's employment is terminated by the Company without cause during the protected period following a change in control, then the executive is entitled to a severance payment equal to a multiple of two or three times his base salary plus the average bonus paid to the executive for the three fiscal years preceding the termination, and continued medical coverage of 24 or 36 months, depending on the executive's position.  The executive is also entitled to this severance payment if the executive resigns due to disability during the protected period or because of a material change in his base salary or duties or his relocation during the protected period after notice and an opportunity to cure is provided to the Company.  Under these agreements, the NEOs are responsible for any excise tax payments due.  The change in control agreements have an initial term of three years ending December 31, 2017 and then automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term, unless either the Company or the executive elect to terminate the agreement at the end of its then current term no later than October 31st preceding the renewal date.  The agreements also bind the executives to certain non-solicitation, non-disparagement and confidentiality covenants.  These agreements are described in more detail under "Executive Compensation – Potential Payments Upon Termination or Change in Control" herein.

Tax and Accounting Considerations

The Compensation Committee considers the tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. The grant-date fair value of share-based awards that are settled in stock, such as RSAs and PSAs, is expensed over the service period or vesting period of the grant.  Section 162(m) of the Internal Revenue Code, as amended, prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year.  An exception to the $1 million limit is provided for "performance-based compensation" that meets certain requirements.  However, the Company has decided to retain the ability to pay compensation that is not eligible for such treatment under Section 162(m).

Stock Ownership Guidelines

We believe that the executive officers of our Company should maintain equity interests in the Company to ensure that they have a meaningful economic stake in the Company and that the interests of our executives and our shareholders are aligned.  Effective January 1, 2009, we adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Company common stock, depending upon the executive's position.  Shares held by the executive or the executive's spouse, including, without limitation, shares held for the account of the executive in the Company's Dividend Reinvestment Plan, a brokerage account, the Hancock  401(k) plan, or the Company's Nonqualified Deferred Compensation Plan are deemed owned by the executive under the guidelines. Under the guidelines, our Chief Executive Officer is required to maintain ownership of either 90,000 shares of Company common stock or stock worth five (5) times his base salary.  Each of our other executive officers is required to maintain ownership of either 30,000 shares of Company common stock or stock worth three (3) times his or her base salary.  The valuation will be based on the closing price on the last trading day of the preceding calendar year.  The executives were given until June 16, 2016 or five years from the date of their designation as an executive officer, whichever is later, to satisfy these ownership requirements.  In addition, if an executive officer does not reach his or her guideline at the end of the applicable period, the executive officer must hold one-half of any shares acquired from the Company (net of any tax withholdings) until the guideline is met.  Currently all of our continuing NEOs meet the ownership guidelines.

Risk Assessment of Compensation Policies and Practices

In connection with the Compensation Committee's evaluation and review of the Company's policies and practices of compensating its associates, including executives and non-executive associates, as such policies and practices relate to risk management practices and risk-taking, the Compensation Committee has determined that its compensation plans and practices are not likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of Regulation S-K with executive management.  Based on such review and discussion, on February 25, 2016, the Compensation Committee recommended to the Board of Directors that the 2015 CD&A be included in this proxy statement and in its Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Frank E. Bertucci (Chair)
Terence E. Hall (Vice Chair)
Hardy B. Fowler
Randall W Hanna
Thomas H. Olinde
Anthony J. Topazi

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
John M. Hairston, President and CEO	2015 2014 2013	$707,000 707,000 707,000	$128,728 - -	$725,281 872,054 782,214	(6) (6) (6)	$267,298 520,187 498,704	$43,212 69,547 -	$240,575 245,314 314,392	$2,112,094 2,414,102 2,302,310
Michael M. Achary, Chief Financial Officer	2015 2014 2013	400,000 400,000 400,000	51,588 - -	258,008 307,152 285,356		119,778 221,625 213,707	44,619 64,258 -	200,454 199,642 178,222	1,074,447 1,192,677 1,077,285
Joseph S. Exnicios, President, Whitney Bank	2015 2014	375,000 375,000	48,364 -	225,735 307,168		112,633 210,526	126,894 317,658	198,735 203,337	1,087,361 1,413,689
D. Shane Loper Chief Operating Officer	2015 2014 2013	400,000 400,000 400,000	51,588 - -	258,008 307,152 285,356		114,407 218,220 214,247	41,195 80,130 -	109,996 108,577 129,794	975,194 1,114,079 1,029,397
Edward G. Francis Chief Banking Officer during 2015 (7)	2015	375,000	39,829	225,735	(6)	108,441	33,095	93,940	876,040

(1)	Represents the annual base salaries approved by the Compensation Committee for each NEO.

(2)
Amounts reflect the portion of the annual cash incentive award paid for 2015 based on the Compensation Committee's adjustment to the corporate performance goal.  For more information, see the discussion in the "Compensation Discussion and Analysis – Elements of Our Compensation Program – Annual Cash Incentive."

(3)
Represents the grant date fair value of stock awards granted during the year, calculated in accordance with FASB Topic 718.  The grant date fair value of the restricted shares is based on the closing price of our common stock on the grant date, as adjusted for an illiquidity discount related to the post-vest holding requirement of the awards granted in 2015.  The grant date fair value of the awards subject to a performance condition is determined using a Monte Carlo simulation method, as set forth in Note 16 in the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2015.

With respect to awards subject to performance conditions, the amounts are reported at a value based on the probable outcome of the performance conditions for the year.  For 2015, the values of the PSAs reflected above are based on a 100% probable outcome of the performance conditions.  The grant date value of the awards, assuming achievement of the highest level of performance conditions, would be as follows:

NEO	2015	2014	2013
John M. Hairston	$997,041	$1,235,049	$1,055,412
Michael M. Achary	$302,179	$374,306	$330,699
Joseph S. Exnicios	$264,400	$327,546	n/a
D. Shane Loper	$302,179	$374,306	$330,699
Edward G. Francis	$264,400	n/a	n/a
(4)	The Change in Pension Value and Nonqualified Deferred Compensation Earnings column reflects the aggregate of the increase in actuarial present value of each of the NEO's accumulated benefits under the Hancock Holding Company Pension Plan. For 2013, the change in value was negative for the following NEOs: Mr. Hairston, ($46,540); Mr. Achary, ($9,499); and Mr. Loper, ($61,918).
(5)	Included in the All Other Compensation column is the value of certain perquisites and benefits the Company makes available to its executive officers. Such perquisites include a Company provided vehicle, club dues, executive physicals, parking and supplemental long-term disability insurance. In addition, the amount reflected includes Company contributions to the Company's Nonqualified Deferred Compensation Plan and the Hancock 401(k) plan, and restricted stock award dividends.

Name	Total Perquisites	Company Plan Contributions	RSA Dividends
John M. Hairston	$5,232	$206,369	$28,974
Michael M. Achary	12,135	172,774	15,545
Joseph S. Exnicios	16,271	172,402	10,062
D. Shane Loper	7,187	87,264	15,545
Edward G. Francis	3,983	77,041	12,916

(6)	The Company permits its executives to elect to defer awards received under our long-term incentive program into our Nonqualified Deferred Compensation Plan. If an executive makes a timely election, the deferred portion of his or her long-term incentive awards are counted as restricted units and performance units. The value of stock awards includes the value of units so deferred and credited under the Nonqualified Deferred Compensation Plan. The grant date fair value of the long-term incentive awards deferred by Mr. Hairston for the three preceding years was as follows: in 2015, $45,357 in restricted units and $498,521 in performance units; in 2014, $127,264 in restricted units and $308,781 in performance units and in 2013, $25,451 in restricted units and $50,990 in performance units. The grant date fair value of the long-term incentive awards deferred by Mr. Francis in 2015 was as follows: $4,666 in restricted units and $6,623 in performance units.

(7)  Effective January 26, 2016, Mr. Francis ceased being an executive officer of the Company and will separate from the Company effective March 31, 2016.

2015 GRANTS OF PLAN-BASED AWARDS
Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold	Target (3)	Maximum
John M. Hairston	Long-Term RSA	11/13/2015 (1)							8,844 (4)	$226,760
	PSA	1/2/2015 (2)				9,673	19,345(4)	38,690		498,521
	Annual Cash		$314,669	$572,126	$1,087,039
Michael M. Achary	Long-Term RSA	11/13/2015 (1)							4,170	106,919
	PSA	1/2/2015 (2)				2,932	5,863	11,726		151,090
	Annual Cash		139,592	242,769	449,123
Joseph S. Exnicios	Long-Term RSA	11/13/2015 (1)							3,648	93,535
	PSA	1/2/2015 (2)				2,565	5,130	10,260		132,200
	Annual Cash		130,868	227,596	421,053
D. Shane Loper	Long-Term RSA	11/13/2015 (1)							4,170	106,919
	PSA	1/2/2015 (2)				2,932	5,863	11,726		151,090
	Annual Cash		139,592	242,769	449,123
Edward G. Francis	Long-Term RSA	11/13/2015 (1)							3,648 (4)	93,535
	PSA	1/2/2015 (2)				2,565	5,130 (4)	10,260		132,200
	Annual Cash		147,938	227,596	386,914

(1)	All awards approved by the Compensation Committee on October 29, 2015.

(2)	All awards approved by the Compensation Committee on October 23, 2014, but with an effective grant date of January 2, 2015.

(3)
The number of actual shares payable under the performance stock award will be based on the results of a relative performance factor during the three-year performance period, as measured against a comparative peer group and as reduced, in the Compensation Committee's sole discretion.  One factor that may be considered by the Compensation Committee in the exercise of its negative discretion is the actual shareholder experience over the performance period.

(4)
These amounts include long-term incentive awards deferred into the Nonqualified Deferred Compensation Plan.  With respect to the awards received in 2015, Mr. Hairston deferred 19,345 performance units and 1,769 restricted units and Mr. Francis deferred 257 performance units and 182 restricted units.

Please refer to the descriptions of our annual cash incentive plan and our long-term incentive program contained in the "Compensation Discussion and Analysis" above.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2015
	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underly-ing Unexercised Options Exercisable	Number of Securities Underlying Unexer-cised Options Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Units That Have Not Vested	Market Value of Units That Have Not Vested (4) ($)	Equity Incentive Plan Awards:Number of UnearnedUnits That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)

John M. Hairston
	11/21/2011	33,762	8,440	29.96	11/21/2021	11/13/2015	8,844 (2)	$222,603
	11/16/2010	22,731		32.09	11/16/2020	1/2/2015			9,673 (3)	$243,469
	11/17/2009	16,942		38.48	11/17/2019	11/20/2014	5,968 (2)	150,215
	12/30/2008	18,507		41.56	12/30/2018	1/2/2014			8,096 (3)	203,776
	11/13/2007	8,815		38.88	11/13/2017	11/21/2013	7,620 (2)	191,795
	1/18/2006	18,000		39.83	1/18/2016	1/2/2013			8,035 (3)	202,241
						11/15/2012	7,358 (2)	185,201
						11/21/2011	8,509 (2)	214,172
Michael M. Achary
	11/21/2011	12,341	3,085	29.96	11/21/2021	11/13/2015	4,170	104,959
	11/16/2010	8,326		32.09	11/16/2020	1/2/2015			2,932	73,798
	11/17/2009	6,198		38.48	11/17/2019	11/20/2014	2,814	70,828
	12/30/2008	6,771		41.56	12/30/2018	1/2/2014			2,454	61,767
	11/13/2007	4,408		38.88	11/13/2017	11/21/2013	3,593	90,436
	1/18/2006	7,500		39.83	1/18/2016	1/2/2013			2,518	63,378
						11/15/2012	3,586	90,260
						11/21/2011	3,110	78,279
Joseph S. Exnicios
	11/21/2011	5,760	1,439	29.96	11/21/2021	11/13/2015	3,648	91,820
	6/24/2008	3,762		44.91	6/24/2018	1/2/2015			2,565	64,561
	7/10/2007	3,135		68.81	7/10/2017	11/20/2014	2,462	61,969
	6/28/2006	4,180		84.72	6/28/2016	1/2/2014	1,047	26,353
						1/2/2014			2,147	54,040
						11/21/2013	1,994	50,189
						1/2/2013			1,511	38,032
						11/15/2012	2,152	54,166
						11/21/2011	1,452	36,547
D. Shane Loper
	11/21/2011	12,341	3,085	29.96	11/21/2021	11/13/2015	4,170	104,959
	11/16/2010	8,326		32.09	11/16/2020	1/2/2015			2,932	73,798
	11/17/2009	6,198		38.48	11/17/2019	11/20/2014	2,814	70,828
	12/30/2008	6,771		41.56	12/30/2018	1/2/2014			2,454	61,767
	11/13/2007	4,408		38.88	11/13/2017	11/21/2013	3,593	90,436
	1/18/2006	9,000		39.83	1/18/2016	1/2/2013			2,518	63,378
						11/15/2012	3,586	90,260
						11/21/2011	3,110	78,279
Edward G. Francis
	11/21/2011	11,032	2,757	29.96	11/21/2021	11/13/2015	3,648 (2)	91,820
	11/16/2010	7,771		32.09	11/16/2020	1/2/2015			2,565 (3)	64,561
	11/17/2009	5,785		38.48	11/17/2019	11/20/2014	2,462 (2)	61,969
	12/30/2008	6,320		41.56	12/30/2018	1/2/2014			2,147 (3)	54,040
	11/13/2007	4,408		38.88	11/13/2017	11/21/2013	3,144 (2)	79,134
	1/18/2006	7,500		39.83	1/18/2016	1/2/2013			2,250 (3)	56,633
						11/15/2012	3,205 (2)	80,670
						11/21/2011	2,780 (2)	69,973

(1)	Options vest 20% per year on the first five anniversaries of the date of grant.

(2)
These amounts include the following restricted units deferred into the Nonqualified Deferred Compensation Plan by Mr. Hairston: for 2015, 1,769 units; for 2014, 3,731 units; for 2013, 762 units; for 2012, 736 units; and for 2011, 851 units and by Mr. Francis: for 2015, 182 units; for 2014, 154 units; for 2013, 157 units; for 2012, 160 units and for 2011, 278 units.

(3)
These amounts include performance units deferred into the Nonqualified Deferred Compensation Plan by Mr. Hairston:  for 2015, 9,673 units; for 2014, 4,048 units and for 2013, 804 units and by Mr. Francis: for 2015, 129 units; for 2014, 108 units and for 2013, 113 units.

(4)
Market value is calculated based on the closing price of our common stock on December 31, 2015 of $25.17.  The amounts reported in the table above are based on achieving threshold performance goals, resulting in an award of 50% of the target PSA award. The executives will earn between 0% and 200% of the target PSA award based on the Company's TSR compared to the TSR of the Company's peer group.

2015 OPTION EXERCISES AND STOCK VESTED
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting (1) ($)
John M. Hairston	-	-	7,021	$199,281
Michael M. Achary	-	-	2,729	77,513
Joseph S. Exnicios	-	-	616	17,698
D. Shane Loper	-	-	2,729	77,513
Edward G. Francis	-	-	2,506	71,166

(1)	Reflects the fair market value of the shares as of the vesting date, which is defined in our stock incentive plan as the closing price of our common stock on the day prior to vesting.

2015 PENSION BENEFITS
Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit (1) ($)	Payments During 2015 ($)
John M. Hairston	Hancock Holding Company Pension Plan	21	$469,105	-
Michael M. Achary	Hancock Holding Company Pension Plan	15	396,685	-
Joseph S. Exnicios	Hancock Holding Company Pension Plan	38	1,290,804	-
Joseph S. Exnicios	Whitney Holding Corporation Retirement Restoration Plan	38	1,493,901	-
D. Shane Loper	Hancock Holding Company Pension Plan	25	526,924	-
Edward G. Francis	Hancock Holding Company Pension Plan	17	331,488	-

(1)	Based on Accounting Standards Codification 715-20 assumptions used for disclosure as of December 31, 2015.

Hancock Holding Company Pension Plan
The present value of the accumulated benefit obligation is determined using the following assumptions:  Interest rate 4.40% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table (Bottom Quartile) (adjusted for MP-2015) Fully Generational Projection using Scale MP-2015 and the Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2015) Fully Generational Projection using Scale MP-2015.  Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

Whitney Holding Corporation Retirement Restoration Plan
Interest rate 4.40% per annum and the Pre-Commencement: RP-2014 Employee Life Mortality Table
(Bottom Quartile) (adjusted for MP-2015) Fully Generational Projection using Scale MP-2015 and Post-Commencement: RP-2014 Annuitant Life Mortality Table (Bottom Quartile) (adjusted for MP-2015) Fully Generational Projection using Scale MP-2015.  Assumes the benefit will be paid in the normal form on the later of age 65 and the valuation date.

____________________________

The Hancock Holding Company Pension Plan covers all employees of the Company upon the completion of one year of service and the attainment of age 21.  Benefits under the plan are determined as the sum of 1% of compensation multiplied by years of service and 0.5% of compensation in excess of a 35-year average of the social security wage base multiplied by years of service.  The benefits are determined using base pay, but excluding bonuses and other items of extraordinary compensation.  The Internal Revenue Service limits compensation that may be considered for purposes of calculating plan benefits.  In 2015, this limit was $265,000.  Benefits are payable in the form of actuarially-equivalent annuities, following separation from service and attainment of the normal (age 65) or early (age 55 and 10 years of service) retirement age.  Early retirement benefits are subject to actuarial reduction.

Mr. Exnicios also participates in the Whitney Holding Corporation Retirement Restoration Plan, which is a nonqualified retirement plan that supplements benefits payable from the tax-qualified plan. This plan was acquired by the Company in connection with the merger with Whitney Holding Corporation and only former employees of Whitney Holding Corporation and its subsidiaries were eligible for participation.   Benefits are determined as the difference between retirement benefits determined under the Whitney National Bank Retirement Plan (now merged into the Hancock Holding Company Pension Plan) without regard to the applicable compensation limits and benefits actually payable from that plan taking into account all applicable limitations.  Effective January 1, 2013, all benefit accruals under this plan were frozen.

2015 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2015		Registrant Contributions in 2015 (1)	Aggregate Earnings in 2015 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at December 31, 2015 (5)
John M. Hairston	$653,109	(3)(4)	$197,094	$(37,646)	-	$4,166,272
Michael M. Achary	68,785		163,499	(45,106)	-	1,586,279
Joseph S. Exnicios	-		163,127	3,376	-	664,739
D. Shane Loper	93,425		77,989	54,184		1,470,822
Edward G. Francis	23,084	(3)(4)	67,766	12,200	(18,387)	1,026,597

(1)	The amounts included in the Registrant Contributions in 2015 are also reported in the Summary Compensation Table for 2015.

(2)
Except as noted in footnote 5 below, contributions are treated as if invested in one or more investment vehicles selected by the participant.  The annual rate of return for each of these funds for fiscal year 2015 was as follows:

Fund	One Year Total Return
Model Portfolio – Conservative	(0.42)%
Model Portfolio – Moderate/Conservative	0.03%
Model Portfolio – Moderate	0.78%
Model Portfolio – Moderate/Aggressive	1.18%
Model Portfolio – Aggressive	1.96%
Fidelity VIP Money Market Svc2	0.01%
T. Rowe Price Limited Term Bond	0.30%
Fidelity VIP Investment Grade Bond Svc	(0.71)%
American Century VP II Inflation Protection I	(2.28)%
PIMCO VIT Global Bond (Unhedged) Admin	(4.04)%
MSF MFS Value A	(0.15)%
Fidelity VIP Index 500 Initial	1.33%
MSF Jennison Growth A	10.78%
American Century VP Mid Cap Value I	(1.43)%
Great-West T. Rowe Price Mid Cap Growth Initial	6.52%
Vanguard VIF Small Company Growth I	(2.75)%
Great-West MFS International Value Initial	6.45%
Invesco VIF International Growth I	(2.34)%
Hancock Holding Company Common Stock	(15.19)%

(3)
Includes for Mr. Hairston 1,769 deferred restricted units and for Mr. Francis 182 deferred restricted units granted on November 13, 2015 at $28.78 per share.  The restricted units vest 1/3 per year on the first three anniversaries of the grant date with a two year mandatory post vest hold.  The fair value of the restricted units is $25.64 per share.  If the units do not become vested, the credit will be reversed.

(4)
Includes for Mr. Hairston 19,345 deferred performance units and for Mr. Francis 257 deferred performance units granted on January 2, 2015 at $30.70 per share and remain subject to the vesting requirement of the award.  Performance units vest at the end of a three-year period subject to achievement of relative TSR target.  The number of performance units that vest could increase or decrease based on relative TSR results.  The maximum number of performance units that could be earned is 200% of the target award.  The fair value of performance shares is $25.77 per share.  If the performance units do not become vested, the credit will be reversed.

(5)
The following amounts included in the Aggregate Balance at December 31, 2015 are also reported in the "total" column of the Summary Compensation Table: for 2014, Mr. Hairston, $633,140; Mr. Achary, $163,499; Mr. Exnicios, $163,127; and Mr. Loper, $77,989;  for 2013, Mr. Hairston, $337,932; Mr. Achary, $145,160 and Mr. Loper $98,308.

_____________________________

Under our Nonqualified Deferred Compensation Plan, participants may elect a maximum deferral of 80% of base salary, 100% of annual incentive bonus, and 100% of long term incentive awards (in the form of performance units and restricted units – annual grants only).  The minimum deferral for base salary and annual incentive bonus amounts to $3,000 in the aggregate.  There is no minimum deferral for long term incentive awards.

Company contributions are made at the discretion of the Compensation Committee.  Each year, a 401(k) restoration matching contribution may be made to participant accounts.  Unless otherwise provided by the Compensation Committee, a participant shall be vested in his Company restoration matching account at the time or times and in the amounts determined in accordance with the provisions of the Hancock 401(k) plan.  The plan also allows for supplemental contributions to be made to participants at the discretion of the Compensation Committee (referred to as SERP contributions).  The factors taken into consideration for these contributions are current total compensation and a reasonable estimate of final pay at retirement, years of service while eligible for supplemental contributions, remaining with the Company until age 65, a reasonable estimate of growth in the value of the supplemental contribution account investments over the years prior to retirement, and the growth of the supplemental contribution account based on actual investment opportunities deemed to be credited to the supplemental contribution account.  The participant will vest in the supplemental contribution account on a 10-year graded vesting schedule beginning at age 51 and ending at age 60.  Each participant will be 100% vested at age 60.

Participants elect the investment options in which their deferrals are deemed to be invested from a group of measurement funds made available under the plan by the Compensation Committee.  The participants may allocate and reallocate the investments of their deferral accounts among such investment options on a daily basis subject to certain limitations.  Earnings or losses are allocated to the participant's accounts under the plan on a daily basis based on the performance, positive or negative, of each specific measurement fund in which the participant's accounts are deemed to be invested.  In the event no investment election is made by a participant, the participant's accounts under the plan are deemed to be invested in the lowest-risk measurement fund available under the plan and credited or debited with the earnings of such fund, until the participant elects otherwise.  Only deferrals of a participant's bonus may be deemed invested in the common stock measurement fund available under the plan.  Any amounts deemed invested in the common stock measurement fund and any deferrals of restricted units or performance units may not be reallocated to any other investment measurement fund under the plan.  Incentive units and amounts deemed invested in the common stock measurement fund are credited with dividend equivalent units as of each dividend payment date and deemed reinvested in additional common stock units based on the fair market value of the Company's stock on the dividend payment date.  If service and performance conditions are not met, the unit credits will be reversed.

Payments from the plan are payable upon the earlier of retirement, termination of employment, disability, death, or in the event of a scheduled distribution (payment during a specified year elected by the participant).  Distributions due to retirement may begin immediately or up to five years after retirement and may be made in a lump sum or in annual installments from two to 15 years. The time and method of retirement distributions are elected by each participant and, effective for 2015 and thereafter, may be separately elected on an annual basis with respect to amounts deferred and/or contributed on behalf of the participant for such year.  Distributions due to termination of employment of all amounts deferred or contributed to the plan on behalf of the participant prior to 2015 shall be distributed in a lump sum.  Effective for 2015 and thereafter, each participant may separately elect on an annual basis the method in which amounts deferred or contributed on such participant's behalf for such year will be distributed in the event of a termination of employment.  Such distributions may be made in a lump sum or in annual installments over a period not to exceed three years.

Distributions due to death or disability and scheduled distributions may only be made in a lump sum.  Scheduled distributions may not be made with respect to any long-term awards deferred under the plan.  Distributions of incentive units and of funds held in the common stock measurement fund may only be made in common stock of the Company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth the amounts that would have been payable to each of our NEOs under the various scenarios for termination of employment or a change of control of the Company had such scenarios occurred on December 31, 2015.  The price per share of Company stock that is used for purposes of the table is $25.17, the closing market price as of December 31, 2015.  The actual amounts to be paid can only be determined at the time of such executive's separation from the Company or the change of control.  In addition to the amounts reflected in the table, upon termination of employment each of the NEOs would also receive benefits under the Hancock Holding Company Pension Plan, as described above, as well as benefits under the Hancock 401(k) plan, and for Mr. Exnicios only, benefits under the Whitney Holding Company Retirement Restoration Plan.  Finally, the receipt of many of the payments and benefits listed in the table below is contingent upon the executive complying with certain covenants, which are described below.

Executive Benefits and Payments Upon Termination or Change-in-Control	Normal Retirement ($) (1)	Death ($) (2)	Disability ($) (3)	CIC Only ($) (4)	Disability, Involuntary Termination or Termination for Good Reason upon CIC ($) (5)
John M. Hairston, President and Chief Executive Officer
2015 Annual Bonus	572,126	572,126	572,126	-	-
CIC Payment	-	-	-	-	3,535,917
Vesting of Long-Term Incentives (RSA, ISO, PSA)	271,668	921,063	1,056,897	464,420	1,056,897
Nonqualified Deferred Compensation Vesting (6)	2,423,132	2,313,744	2,611,900	2,447,542	2,611,900
280G Cut-Back	-	-	-	-	-
Medical Insurance	-	-	-	-	30,122
TOTAL	3,266,926	3,806,933	4,240,922	2,911,962	7,234,835
Michael M. Achary, Chief Financial Officer
2015 Annual Bonus	242,769	242,769	242,769	-	-
CIC Payment	-	-	-	-	1,204,465
Vesting of Long-Term Incentives (RSA, ISO, PSA)	263,060	566,291	697,821	341,339	697,821
Nonqualified Deferred Compensation Vesting (6)	554,296	554,296	554,296	554,296	554,296
280G Cut-Back	-	-	-	-	-
Medical Insurance	-	-	-	-	7,000
TOTAL	1,060,125	1,363,356	1,494,886	895,635	2,463,583
Joseph S. Exnicios, President–Whitney Bank
2015 Annual Bonus	227,596	227,596	227,596	-	-
CIC Payment	-	-	-	-	1,110,334
Vesting of Long-Term Incentives (RSA, ISO, PSA)	230,188	436,137	551,231	266,735	551,231
Nonqualified Deferred Compensation Vesting (6)	-	-	-	-	-
280G Cut-Back	-	-	-	-	-
Medical Insurance	-	-	-	-	20,081
TOTAL	457,784	663,733	778,827	266,735	1,681,647

D. Shane Loper, Chief Operating Officer
2015 Annual Bonus	242,769	242,769	242,769	-	-
CIC Payment	-	-	-	-	1,198,975
Vesting of Long-Term Incentives (RSA, ISO, PSA)	263,060	566,291	697,821	341,339	697,821
Nonqualified Deferred Compensation Vesting (6)	795,928	795,928	795,928	795,928	795,928
280G Cut-Back	-	-	-	-	-
Medical Insurance	-	-	-	-	20,081
TOTAL	1,301,757	1,604,988	1,736,518	1,137,267	2,712,805
Edward G. Francis, Chief Banking Officer during 2015
2015 Annual Bonus	227,596	227,596	227,596	-	-
CIC Payment	-	-	-	-	1,122,412
Vesting of Long-Term Incentives (RSA, ISO, PSA)	218,660	470,243	579,573	281,636	579,573
Nonqualified Deferred Compensation Vesting (6)	906,216	924,975	930,740	918,502	930,740
280G Cut-Back	-	-	-	-	-
Medical Insurance	-	-	-	-	20,081
TOTAL	1,352,472	1,622,814	1,737,908	1,200,138	2,652,806

(2)	Amounts reported for "Vesting of Long Term Incentives: RSA, ISO, PSA" assume the target number of performance shares that were granted in 2015 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2015. It is also assumed that the target number of performance shares that were granted in 2014 will be earned during the performance period, but only two-thirds of such shares will vest because the executive has only worked for two-thirds of the performance period as of December 31, 2015. In addition to the amounts reported, the beneficiaries of the executives would be entitled to a $25,000 Bank-Owned Life Insurance death benefit. These death benefits are payable by the contracted insurance carrier and not by the Company.

(3)	Amounts reported for "Vesting of Long Term Incentives: RSA, ISO, PSA" assume the maximum number of performance shares that were granted in 2015 will be earned during the performance period, but only one-third of such shares will vest because the executive has only worked for one-third of the performance period as of December 31, 2015. It is also assumed that the maximum number of performance shares that were granted in 2014 will be earned during the performance period, but only two-thirds of such shares will vest because the executive has only worked for two-thirds of the performance period as of December 31, 2015. In addition to the amounts reported, all of the executives except Mr. Exnicios would receive a monthly benefit of $7,500 under the Company's long-term disability insurance policies. These disability benefits are payable by the contracted insurance carrier and not by the Company.

(4)	Amounts reported for "Vesting of Long Term Incentives: RSA, ISO, PSA" assume restricted stock awards granted in 2012, 2013, 2014 or 2015 do not vest. By their terms, these awards will not vest upon a change in control unless the Board of Directors exercises discretion to vest such awards as a result of the surviving entity choosing not to assume any obligations relating to the awards and choosing not to convert such awards into equivalent rights with respect to equity in the surviving entity.  If these awards had vested, the amounts reported would be as follows:  Hairston ($1,056,897), Achary ($697,821), Loper ($697,821), Exnicios ($551,231) and Francis ($579,573).  Amounts reported for "Vesting of Long Term Incentives: RSA, ISO, PSA" assume that the maximum number of performance shares granted in 2014 and 2015 will be earned based on performance through the date of the change of control.  However, only one-third of the maximum number of 2015 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2015.  Only two-thirds of the maximum number of 2014 performance shares would vest because the executive has only worked two-thirds of the performance period as of December 31, 2015.

(5)	Amounts reported for "Vesting of Long Term Incentives: RSA, ISO, PSA" assume that the maximum number of performance shares granted in 2014 and 2015 will be earned based on performance through the date of termination or change of control. However, only one-third of the maximum number of 2015 performance shares would vest because the executive has only worked one-third of the performance period as of December 31, 2015. Only two-thirds of the maximum number of 2014 performance shares would vest because the executive has only worked two-thirds of the performance period as of December 31, 2015.

(6)	The total balance under the Nonqualified Deferred Compensation Plan as of December 31, 2015 is shown in the Nonqualified Deferred Compensation Table. This table includes only the unvested amount that would become vested upon the occurrence of the specified event under the terms of the plan.

The following summarizes the impact of the various termination and change of control scenarios, which are illustrated in the table above.
Voluntary Termination

In the event of a voluntary termination by a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

For Cause Termination

In the event of a for cause termination of a NEO, such executive would only be entitled to receive any unpaid amounts previously earned during his term of employment.

Normal Retirement

In the event of normal retirement of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2015 Executive Incentive Plan;
•
Vesting of a percentage of the performance shares granted in 2014 and 2015 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to retirement; and

•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan.

Death

In the event of the death of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2015 Executive Incentive Plan;
•	Vesting of a percentage of the target performance shares granted in 2014 and 2015, with such vested percentage based on the portion of the performance period worked by the executive prior to death;
•	Immediate vesting of all outstanding options (incentive and nonqualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding RSAs;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and

•	Beneficiaries of deceased executives would be entitled to a $25,000 death benefit to be paid by the contracted insurance carrier rather than by the Company.

Disability

In the event of the disability of a NEO, in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

•	Payment of the target bonus from the 2015 Executive Incentive Plan;
•
Vesting of a percentage of the performance shares granted in 2014 and 2015 that are actually earned based on Company performance, with such vested percentage based on the portion of the performance period worked by the executive prior to becoming disabled;

•	Immediate vesting of all outstanding options (incentive and nonqualified) and retention of such options for a one-year period;
•	Immediate vesting of all outstanding RSAs;
•	Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan; and
•	Monthly disability benefit of $7,500 for all executives other than Mr. Exnicios, to be paid by the contracted insurance carrier rather than by the Company.

Change of Control Only

In the event of a change of control (defined below) only, NEOs would be entitled to the following:

•	Immediate vesting of all outstanding options (incentive and nonqualified);
•
RSAs that were granted in 2012 and beyond will only vest if the Board of Directors exercises its discretion to vest such awards as a result of the post-transaction surviving entity choosing not to assume any obligations relating to such awards and choosing not to convert such awards into equivalent rights with respect to equity in the post-transaction surviving entity; unvested RSAs granted prior to 2012 will vest immediately;

• 
Immediate vesting of a portion of performance share awards, with such vested portion determined based on progress toward established performance goals and the amount of time that has elapsed from the beginning of the performance period until the date of the change of control; and

• 
Immediate vesting of any unvested amounts under the Nonqualified Deferred Compensation Plan, but only to the extent such vesting does not cause the excise tax provisions of Code Section 4999 to be effective with respect to the executive.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Disability, Involuntary Termination or Termination for Good Reason upon Change of Control

In the event of a disability, an involuntary termination, or a termination for good reason (defined below) of a NEO within two years following a change of control (defined below), in addition to any unpaid amounts previously earned during his term of employment, he would be entitled to the following:

• 
Immediate vesting (at the time of the change of control) of amounts indicated above under Change of Control Only, with subsequent vesting (at the time of the executive's disability or termination of employment) of any 2012, 2013, 2014 or 2015 RSAs that did not vest at the time of the change of control;

• 
Mr. Hairston would be entitled to a lump-sum payment equal to 3 times his base salary and average annual bonus (for the three most recent fiscal years); and Messrs. Achary, Exnicios, Loper and Francis would be entitled to a lump-sum payment equal to 2 times their base salary and average annual bonus (for the three most recent fiscal years); and

• 	Mr. Hairston would be entitled to up to 36 months of medical insurance continuation. Messrs. Achary, Exnicios, Loper and Francis would be entitled to up to 24 months of medical insurance continuation.

Coverage would be provided at the same level of benefits as in effect at the time of the executive's disability or termination of employment, and on the same cost sharing basis as in effect for active executives in comparable positions.  Coverage would cease upon the executive becoming eligible for similar coverage provided by another employer.

One or more of the benefits listed above will be reduced to the extent necessary to avoid excise taxes under Code Section 4999 if such reduction results in higher after-tax benefits to the executives than if such benefits are not reduced.

Definition of Change of Control

Generally, a change of control shall be deemed to have occurred upon the happening of any of the following events as to the Company:

• 
The acquisition by any one person, or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

• 
The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of ownership of stock possessing 50% or more of the total voting power of the stock of the Company;

• 
The replacement during any 12-month period of a majority of the members of the Board of the Company by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

• 
The acquisition by any one person, or by more than one person acting as a group, during the 12-month period ending on the date of the most recent acquisition, of assets of the Company having a total gross fair market value of more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

For purposes of the above, "persons acting as a group" shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).
Definition of Good Reason

"Good Reason" shall generally mean any of the following occurring without the executive's consent:

•	a material diminution in executive's position, authority, duties or responsibilities from those which executive held immediately prior to the effective date of the change of control;
•	requiring the executive to be based at any office which is a material change from the geographic location of the office at which the executive was employed immediately prior to the change of control;
•	a material diminution in the budget over which the executive retains authority;
•	a material diminution in the executive's annual base salary; or
•	any other action or inaction that constitutes a material breach by the Company of any agreement pursuant to which the executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute "Good Reason" unless (1) the executive provides the Company with notice of the existence of such condition within 90 days of the initial existence thereof and a period of at least 30 days following such notice within which to remedy such condition, and (2) the executive terminates employment within two years of the initial existence of such condition.

Conditions Applicable to Receipt of Payments and Benefits

All payments and benefits to or on behalf of the NEOs (other than accelerated vesting of Long-Term Incentives and Nonqualified Deferred Compensation) in the event of disability, involuntary termination or termination for good reason upon a change of control are contingent upon such executives complying with confidentiality, non-solicitation and non-disparagement covenants during their terms of employment and for two years thereafter.

PROPOSAL NO. 2
ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We are seeking shareholder approval, on an advisory basis, of the compensation of our NEOs as disclosed in this proxy statement pursuant to SEC rules (the say-on-pay proposal).  In your consideration of how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A (including its executive summary), the compensation tables, and the accompanying narrative disclosures and footnotes regarding our executive compensation program.  Shareholders are asked to vote, on an advisory basis, to approve the following resolution:
RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the Company's 2016 annual meeting of shareholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
We understand that executive compensation is an important matter for our shareholders.  Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our shareholders.
While this say-on-pay proposal is advisory only and the voting results are not binding, our Compensation Committee and Board will consider the outcome of the vote when making future compensation decisions for our named executive officers.  It is our current policy to provide you this advisory voting opportunity annually.  Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our NEOs again at our 2017 annual meeting of shareholders.

We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under "Shareholder Communications" below.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT.

TRANSACTIONS WITH RELATED PERSONS

The Company, through the Bank, has made, and expects to make in the future, loans in the ordinary course of business to directors and officers of the Company and the Bank, members of their immediate families and their associates.  The Bank has made such loans on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company.  At the time made, no such loans involved more than the normal risk of collectability or presented other unfavorable features that require disclosure in the proxy statement.

The Bank employs several relatives of directors and executive officers, including three employees who were paid or otherwise earned compensation exceeding $120,000 in the aggregate during 2015.  These employees also received benefits under certain employee benefit plans that are generally available to all similarly situated Bank employees.

• 
Taylor R. Backstrom, the son of Robert Roseberry, one of our directors, is employed by the Bank as a Commercial Banker.  During 2015, Taylor Backstrom received total cash compensation of $128,969.  He also received a benefit valued at $1,163, which was a matching contribution to the Hancock 401(k) plan. During 2015, Mr. Backstrom was also a participant in the Hancock Holding Company Pension Plan.  His pension value increased by $4,649.

• 
Jay R. Exnicios, the brother of Joseph S. Exnicios, one of our executive officers and President of the Bank, is employed by the Bank as a Corporate Banker.  During 2015, Jay Exnicios received total cash compensation of $186,788.  Jay Exnicios received stock awards valued at $33,989 (which will not fully vest until 2020).  He also received benefits valued at $9,674.  These benefits include matching contributions to the Hancock 401(k) plan and restricted stock dividends.  During 2015, Jay Exnicios was also a participant in the Hancock Holding Company Pension Plan.  His pension value increased by $28,044.

• 
Caroline Milling, the daughter-in-law of R. King Milling, one of our former directors, is employed by the Bank as the Manager of Corporate Contributions.  During 2015, Caroline Milling received total cash compensation of $115,718.  She also received a benefit valued at $3,630, which was a matching contribution to the Hancock 401(k) plan.  During 2015, Ms. Milling was also a participant in the Hancock Holding Company Pension Plan.  Her pension value increased by $4,302.

Our Corporate Governance Guidelines require that we review all transactions that may be required to be disclosed pursuant to Item 404 of SEC Regulation S-K (Related Party Transactions) for potential conflicts of interest.  Generally, the Audit Committee will be responsible for reviewing and approving all Related Party Transactions.

The Company conducts virtually all of its business activities through the Bank, or through the Bank's subsidiaries, and those business activities primarily consist of offering deposit accounts, making loans, engaging in a trust business, providing brokerage services and offering annuities and insurance products.  While Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits a public company from extending or renewing credit or arranging the extension or renewal of credit to an officer or director, this prohibition does not apply to loans made by depository institutions such as banks that are insured by the Federal Deposit Insurance Corporation and are subject to the insider lending restrictions of the Federal Reserve Board's Regulation O.  Accordingly, we permit our directors and executive officers, their family members and their related interests, to establish and maintain banking and business relationships in the ordinary course of business with the Bank.  With respect to lending activities, the Bank has a special written policy governing affiliate and insider lending transactions.  This policy prohibits extensions of credit to insiders, as defined in the policies, unless the extension of credit:

• 
is made in the ordinary course of business on substantially the same terms (including interest rates and collateral) as, and following credit underwriting procedures that are not less stringent than, those prevailing at the time for comparable transactions by the Bank with members of the general public; and

•	does not involve more than the normal degree of risk or other unfavorable factors.

Audit Committee review is required for any lending transaction that alone or together with other extensions of credit to an "insider" exceeds $120,000 and does not meet the criteria noted above or which becomes a past due, nonaccrual, restructured or a potential problem loan as of year-end under applicable SEC rules.  Also, in compliance with Regulation O, a majority of the board of directors of the bank extending credit must approve in advance any extension of credit to any director or executive officer or any of their related interests where the aggregate lending relationship exceeds $500,000.  A director with an interest in the extension of credit must abstain from voting or participating in the discussion and approval of the extension of credit.

In accordance with Regulation O, additional restrictions are imposed on extensions of credit to any executive officer.  The Bank may make extensions of credit to an executive officer:

•	in any amount to finance the education of his or her children;

•	in any amount to finance or refinance the purchase, construction or renovation of a residence when secured by a first lien on the residence;

• 
in any amount provided that the extension of credit is secured by U.S. Government obligations, which is the subject of an unconditional takeout commitment or guarantee by a U.S. Government entity, or a perfected security interest in a segregated deposit account of the Bank; or

•	for any other purpose if the aggregate amount of loans (excluding loans for education and residence) does not exceed $100,000.

An extension of credit covered by Regulation O to executive officers must be (1) promptly reported to the board of directors of the bank extending such credit; (2) preceded by the submission of a detailed personal financial statement; and (3) made subject to the written provision (in the promissory note or allonge thereto) that the loan will, at the option of the Bank, be due and payable at any time that the executive officer is indebted to any other bank or banks in an amount greater than the dollar thresholds set forth above.

In order to promote compliance with applicable laws, regulations and rules pertaining to insider lending transactions discussed above, the Company has appointed an officer (the Regulation O Monitoring Officer) to assist Bank employees in identifying and reviewing pertinent transactions with identified insiders.  The Regulation O Monitoring Officer annually receives lists of all directors and executive officers of the Company and the Bank and any other subsidiaries from our Corporate Secretary, as well as a list of our principal shareholders, if any.  The information collected from directors and executive officers includes the names of these individuals and their family members, as well as the names of their related interests.  This information is compiled based on questionnaires our directors and executive officers submit to the Corporate Secretary.  Information available from public databases and the Bank's records supplement the data.  The Bank's officers managing proposed extensions of credit to insiders are responsible for confirming that the proposed extensions of credit are in compliance with the Bank's policies on insider transactions.  The Regulation O Monitoring Officer will promptly notify our Corporate Secretary in the event the Regulation O Monitoring Officer detects an extension of credit to an insider that appears to violate the policy.

The Corporate Secretary follows procedures to help us determine at the end of each year whether any insider relationship or transaction has occurred that must be disclosed pursuant to the SEC's rules regarding Related Party Transactions or that might impair a non-employee director's independence under SEC rules or NASDAQ listing rules.  These procedures include annual director and executive officer questionnaires, a survey of customer databases of the Company and its subsidiaries, as well as a review of other records, including accounts payable, payroll and real estate transaction records.  The Corporate Secretary reports any insider transactions so discovered to the Audit Committee for review, approval or ratification and reports other matters that would disqualify a non-employee director from meeting NASDAQ or SEC independence requirements to the Board.

To further raise awareness regarding, and to ensure the proper handling of, insider transactions, we have adopted various codes of conduct, including the Code of Business Ethics for Officers and Associates, the Code of Ethics for Financial Officers, and the Code of Ethics for Directors.  These codes, which are available on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com or www.whitneybank.com, promote the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and encourage covered persons to seek advice to avoid conflicts of interest.  Employees are also prohibited from handling any customer relationship involving themselves, their relatives or affiliated businesses.  Our Audit Committee is responsible for applying and interpreting the codes pertaining to senior financial officers, executive officers and directors, and shall report any violations to the Board for further action.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pre-Approval Policies and Procedures
The Company's Audit Committee selected PricewaterhouseCoopers LLP (PwC) as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for 2015.  As part of its role in overseeing the independent registered public accounting firm, the Audit Committee has adopted policies and procedures to preapprove all audit and permissible non-audit services performed by the independent registered public accounting firm.  The policy requires that on an annual basis the Audit Committee preapprove the general engagement of the independent registered public accounting firm to provide defined audit, audit-related and possible tax services within preapproved fee levels.  Unless otherwise provided, such preapprovals shall remain in effect for 12 months.  The Audit Committee may revise the list of generally preapproved services from time to time.  The Audit Committee may also grant general preapproval for other permissible non-audit services classified as all other services, provided that such services would not impair the independent registered public accounting firm's independence.  Preapproval may be granted by action of the full Audit Committee or, in the absence of such action, the Audit Committee Chair or his designee may preapprove individual engagements up to a limit of $100,000.  Any preapproval granted by less than the full Audit Committee must be reported to the full Audit Committee at its next scheduled meeting.  The Audit Committee will consult the SEC's rules and relevant guidance in applying this policy.  During 2015, the Audit Committee preapproved all services provided by PwC.

Fees and Related Disclosures for Accounting Services
The following table discloses the fees for professional services provided by PwC in each of the last two fiscal years to the Company and its subsidiaries:
	2015	2014
Audit Fees(1)	$1,475,000	$1,502,597
Audit-Related Fees (2)	196,000	127,500
Tax Fees (3)	-	53,411
All Other Fees (4)	-	653,746
Total	$1,671,000	$2,337,254

(1)
Relates to services rendered in connection with the audits of the consolidated financial statements of the Company and its subsidiaries, reviews of the quarterly consolidated financial statements of the Company and the audit of the design and operating effectiveness of internal control over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Federal Deposit Insurance Corporation Improvement Act.

(2)
Relates to services rendered in connection with assurance and related services for registration statements, Statement on Standards for Attestation Engagements (SSAE) No. 16 procedures and agreed upon procedures engagements.

(3)	Relates to tax advice rendered in connection with tax information reporting matters.
(4)	Relates to advisory services rendered in connection with regulatory compliance.
The Audit Committee preapproved all services provided by PwC and related fees in 2015 and 2014.
AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in monitoring the Company's accounting and financial reporting processes and has a key role in the oversight and supervision of PwC, the Company's independent registered public accounting firm.  The Audit Committee's role includes sole authority to: (1) appoint or replace the Company's independent registered public accounting firm; (2) preapprove all audit or permissible non-audit services that the Company's independent registered public accounting firm performs on behalf of the Company; and (3) approve compensation related to all auditing services and any permissible non-audit services.  The Audit Committee monitors management's evaluation of the effectiveness of internal control over financial reporting and retains and monitors the activities of PwC.  The Audit Committee also oversees the Company's procedures for the receipt, retention and treatment of complaints the Company receives regarding accounting, internal accounting controls or auditing matters.  For greater detail regarding the functions and responsibilities of the Audit Committee, please refer to the Audit Committee Charter, which is available on the Company's website under Investor Relations – Corporate Overview – Committee Charting at http://www.snl.com/irweblinkx/committeechart.aspx?iid=100308.  The Audit Committee is in compliance with the Audit Committee Charter.

Management has the primary responsibility for the financial statements and reporting processes, including the system of internal control over financial reporting.  In fulfilling its oversight responsibilities for 2015, the Audit Committee reviewed and discussed with management the audited financial statements as of and for the year ended December 31, 2015.  Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The Audit Committee reviewed the audited financial statements with the independent registered public accounting firm who is responsible for expressing an opinion on the conformity of those statements with GAAP and discussed with the independent registered public accounting firm the matters required to be communicated by Auditing Standards No. 16, as adopted by the Public Company Accounting Oversight Board (PCAOB) in Release No. 2012-004 (August 15, 2012) (AS No. 16). The Audit Committee has also received the written disclosures and letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm their independence and considered the compatibility of non-audit services with the independent registered public accounting firm's independence.

The Audit Committee discussed with the Company's internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditors and the independent registered public accounting firm to discuss the results of audits, evaluations of the Company's system of internal control over financial reporting, and the overall quality of the Company's financial reporting.  Both the internal auditors and the independent registered public accounting firm have unrestricted access to the Audit Committee.  The members of the Audit Committee met by themselves in several executive sessions during 2015 and had separate executive sessions with the independent registered public accounting firm and with the internal auditors.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements for the year ended December 31, 2015 be included in the Annual Report on Form 10-K for filing with the SEC.  The Audit Committee has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2016, subject to ratification by a majority of the shares represented at the annual meeting.

Audit Committee of the Board of Directors,

Hardy B. Fowler, Chair
Christine L. Pickering, Vice Chair
Randall W. Hanna
Jerry L. Levens

PROPOSAL NO. 3
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2016, and until their successors are selected.

The Company has been advised that neither the firm nor any of its partners has any direct or any material indirect financial interest in the securities of the Company or any of its subsidiaries, except as auditors and consultants on accounting procedures and tax matters.  The Board anticipates that representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting and will be available to respond to questions.

Although not required to do so, the Company's Board has chosen to submit its selection of PricewaterhouseCoopers LLP for ratification by the Company's shareholders.  It is the intention of the persons named in the proxy to vote such proxy FOR the ratification of this selection.  If this proposal does not pass, the Audit Committee will reconsider the selection.  The proposal will be ratified if the votes cast favoring the appointment exceed the votes cast opposing it.  Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent  registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our shareholders.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM TO AUDIT THE BOOKS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR 2016.

SHAREHOLDER COMMUNICATIONS

The Board provides a process for shareholders to send communications to the Board or to individual directors.  Information regarding this process is set out in the Corporate Governance Guidelines, which are available to shareholders on the Governance Documents page of the Investor Relations section of our website at www.hancockbank.com or www.whitneybank.com.

OTHER MATTERS

We do not know of any matters to be presented at our 2016 annual meeting other than those set forth in the accompanying notice.  However, if any other matters properly come before the annual meeting or any adjournments or postponements thereof, the proxy holders will vote or abstain from voting thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in our notice of the 2017 annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 10, 2016. If you do not follow Rule 14a-8, we will not consider your proposal for inclusion in next year's proxy statement.

Advance notice procedures. Under our Bylaws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Bylaws for a director nomination or other business, and director nominations must include the related questionnaire and agreement specified in our Bylaws. If you would like to receive a printed copy of our Bylaws at no cost you may request these by contacting Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS  39501 or at P.O. Box 4019, Gulfport, MS 39502.

Based on this year's annual meeting date, to be timely, the written notice must be delivered not earlier than December 22, 2016 (the 120th day prior to the first anniversary of this year's annual meeting) and not later than January 21, 2017 (the 90th day prior to the first anniversary of this year's annual meeting) to the Corporate Secretary at our principal executive offices by mail or facsimile.

These advance notice procedures are separate from the procedures you must follow to submit a director nominee for consideration by the Corporate Governance and Nominating Committee for recommendation to the Board for election as described under Board of Directors and Corporate Governance — Board Committees — Corporate Governance and Nominating Committee – Identification of New Directors and from the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement pursuant to SEC Rule 14a-8 referred to above.

The proxies we appoint for the 2017 annual meeting may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

At the annual meeting, the Chairperson or other officer presiding will determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our Bylaws, and shall have the authority to declare that a defective proposal or nomination be disregarded.

Please direct any questions about the requirements or notices in this section by writing to Ms. Joy Lambert Phillips, Corporate Secretary, Hancock Holding Company, One Hancock Plaza, 2510 14th Street, Suite 610, Gulfport, MS  39501 or at P.O. Box 4019, Gulfport, MS 39502.

By Order of the Board of Directors.

James B. Estabrook, Jr.	John M. Hairston
Chairman of the Board	President and CEO

Dated:  March 10, 2016

HANCOCK HOLDING COMPANY
P. O. BOX 4019
GULFPORT, MS 39502

PROXY FOR 2016 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Hancock Holding Company does hereby nominate, constitute, and appoint Michael M. Achary and D. Shane Loper, each of them, as proxies (with full power of substitution), and hereby authorizes them to vote upon all matters that may properly come before the meeting including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated below, with full power to vote all shares of common stock of Hancock Holding Company held of record by the undersigned on February 29, 2016, at the annual meeting of shareholders to be held on April 21, 2016, or any adjournments or postponements thereof.  IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR PROPOSAL 1, PROPOSAL 2, AND PROPOSAL 3, AND AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

The Board of Directors Recommends you vote FOR Proposals 1, 2, and 3.

MANAGEMENT PROPOSALS:

Proposal 1.	To elect six directors to serve until the 2019 annual meeting. (INSTRUCTION: AUTHORITY TO VOTE FOR ANY NOMINEE MAY BE WITHHELD BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF ANY NOMINEE.)

JAMES B. ESTABROOK, JR. ☐ HARDY B. FOWLER ☐ RANDALL W. HANNA  SONYA C. LITTLE ☐ ERIC J. NICKELSEN ☐ ROBERT W. ROSEBERRY ☐

FOR all nominees ☐FOR all nominees except as indicated ☐ WITHHOLD authority to vote for all nominees ☐

Proposal 2.	To approve, on an advisory basis, the compensation of our named executive officers.
FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 3.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the books of the Company and its subsidiaries for 2016.

FOR ☐ AGAINST ☐ ABSTAIN ☐

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2016.
The proxy materials, which consist of the notice of annual meeting, proxy statement and the 2015 annual report, are available at http://hancockbank.com/annualmeeting.

PLEASE RETURN THE ENTIRE PROXY CARD (SIGNED ON REVERSE) IN THE ENCLOSED SELF-ADDRESSED POSTAGE PRE-PAID ENVELOPE.  ONLINE VOTING INFORMATION IS LOCATED BELOW.

Shareholders registered with the Company's Transfer Agent (Hancock Bank Corporate Trust Department/Whitney Bank Registered Transfer Agent) may vote their shares in one of three ways: (1) in person, (2) by returning the entire proxy card in the enclosed self-addressed postage pre-paid envelope, or (3) by submitting proxy instructions on the internet at the following website address: http://hancockbank.com/annualmeeting. If submitting proxy instructions on the internet, you will need to use the control number listed on the reverse side of this proxy card.  Online proxy submission will close at 3:00 p.m., Central Time on April 20, 2016. Any registered shareholder who has questions concerning the procedures for submitting their proxy online should contact the Hancock Bank Corporate Trust Department at (228) 563-7652 or 1-800-522-6542, ext. 87652.

 Hancock Bank - Corporate Trust Department
P.O. Box 4019
Gulfport, MS 39502-4019

DATED: ____________________, 2016 Signature: __________________________________ DATED: ____________________, 2016 Signature: __________________________________

Please sign exactly as your name or names appear on this proxy card.  When signing as attorney, executor, trustee, or guardian, please give full title.  If more than one trustee, all should sign. All joint owners must sign.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by an authorized person.

IF YOU PLAN TO ATTEND THE MEETING,
PLEASE CHECK HERE  ☐

WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE SIGN AND RETURN AT ONCE.

Hancock Bank Corporate Trust Services P.O. Box 4019 Gulfport, MS 39502-4019
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, April 20, 2016. the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59
P.M. Eastern Time, April 20, 2016 Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: X

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01 James B. Estabrook, Jr. 02 Hardy B. Fowler 03 Randall W. Hanna 04 Sonya C. Little 05 Eric J. Nickelsen
06 Robert W. Roseberry

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting Yes ☐ No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com

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